UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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BOOZ ALLEN HAMILTON HOLDING CORPORATION
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Notice of
Annual Meeting
of Stockholders
and Proxy
Statement
August 1, 2013

Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, Virginia 22102

June 21, 2013
Dear Stockholder:
I am pleased to invite you to join me, our Board of Directors, senior leadership and fellow stockholders at our Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on August 1, 2013, at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102. Enclosed with this proxy statement are your proxy card, the 2013 annual report to stockholders and the 2013 annual report on Form 10-K.
At the annual meeting, you will be asked to elect directors, approve the appointment of our registered public accounting firm, and consider any other business that may properly be brought before the annual meeting. The Board of Directors recommends that you vote FOR Proposals 1 and 2.
Your vote is important. Whether you plan to attend the annual meeting or not, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.
Registration and seating will begin at 7:30 a.m. Each stockholder will be asked to sign an admittance log and may be asked to present a valid picture identification. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting their stock ownership as of the June 10, 2013 record date. Cameras and recording devices will not be permitted at the meeting.
On behalf of the Board of Directors, I want to thank you for your continued support of and investment in Booz Allen Hamilton.
Sincerely,
Ralph W. Shrader, Ph.D.
Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF BOOZ ALLEN HAMILTON HOLDING CORPORATION

Time:	8:00 a.m. (EDT), August 1, 2013

Place:	The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102

Proposals:	1. The election of directors;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2014; and

3. The transaction of any other business that may properly be brought before the annual meeting.

Who Can Vote:	Only holders of record of the Company’s Class A common stock, Class C restricted common stock and Class E special voting common stock on June 10, 2013 will be entitled to vote at the meeting.

Date of Mailing:	This proxy statement and accompanying materials are first being mailed to stockholders on June 21, 2013.
Douglas S. Manya
Secretary
McLean, Virginia
June 21, 2013

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement but does not contain all information that you should read and consider prior to voting. For more complete information regarding our financial performance, please review our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.
2013 Annual Meeting of Stockholders
Date and Time:  August 1, 2013 and 8:00 a.m. EDT.
Place:  The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102.
Record date:  Stockholders as of June 10, 2013 are entitled to vote.
Voting Matters and Board Recommendations

1.    Election of Directors
The Board recommends a vote FOR each of the director nominees.

Name	Age	Director Since	Occupation	Committee Memberships
Allan M. Holt	61	2010	Managing Director of The Carlyle Group	None
Arthur E. Johnson	66	2011	Former Senior Vice President, Corporate Strategic Development of Lockheed Martin Corp.	Audit
Charles O. Rossotti	72	2008	Senior Advisor to The Carlyle Group	None

2.    Ratification of Auditors for Fiscal 2014
The Board recommends a vote FOR the approval of the appointment of Ernst & Young LLP as the Company’s registered independent public accountants for fiscal 2014.
Business Highlights
Business Developments

•	Improved bottom line performance with a modest decline in revenue despite challenging marketing conditions.

•	Continued to proactively manage consulting staff headcount in response to client demand and further reduced the cost of senior management compensation and infrastructure.

•	Realigned organization structure for improved efficiency and accountability in serving core markets.

•	Made targeted investments to deepen engineering capabilities, most notably the acquisition of the Defense Systems Engineering and Support division of ARINC Inc.

•	Created new Strategic Innovation Group with significant resources to drive growth in new business areas, and continued to invest in new markets (e.g., commercial, international).

•	Named to Fortune magazine's list of “The World's Most Admired Companies” and earned recognition as an exemplary company and workplace from numerous other publications and third-party organizations.
Company Performance

•	Full year revenue down 1.7% to $5.9 billion

•	Adjusted EBITDA increased 8.4% to $528.8 million

•	Adjusted Diluted EPS increased 2.5% to $1.65

•	Total backlog at March 31, 2103 was $11.8 billion

•	Free cash flow was $431.5 million in fiscal 2013
Adjusted EBITDA, Adjusted Diluted Earnings Per Share and Free Cash Flow may differ from similarly titled measures presented by other companies in our industry and are not recognized measures under U.S. Generally Accepted Accounting Principles, or GAAP. A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix A to this proxy statement.

i

Returning Cash to Stockholders
During fiscal 2013, we declared and paid the following dividends:

Record Date	Payable Date	Amount per Share	Type
June 11, 2012	June 29, 2012	$0.09	Regular
June 11, 2012	June 29, 2012	$1.50	Special
August 14, 2012	August 31, 2012	$0.09	Regular
August 15, 2012	August 31, 2012	$6.50	Special
November 13, 2012	November 30, 2012	$0.09	Regular
February 11, 2013	February 28, 2013	$0.09	Regular
We expect to declare and pay regular quarterly cash dividends in the future; however, the actual declaration of any such future dividends and the establishment of the per share amounts, record dates, and payment dates are subject to the discretion of the Board of Directors, which will take into consideration future earnings, cash flows, financial requirements, and other factors.

 Executive Compensation Highlights

•
Our executive compensation philosophy is centered on our use of a partnership-style culture and compensation model, which fosters internal collaboration through a single profit center and a firm-wide compensation pool.

•
Our executive compensation program during fiscal 2013 was structured so that each of our executives is assigned to one of six cohort levels (with a separate and distinct level assigned to our chief executive officer) and all executives within the same level receive the same compensation.

•
Effective fiscal 2014 as part of our Vision 2020 strategy, we have restructured our cohort levels from six to nine to better reflect the distinct roles and responsibilities of our executives. All executives within each level will receive the same compensation.

•
In connection with this restructuring, our Board of Directors may in fiscal 2014 make additional changes to our long-term incentive compensation programs to reinforce executive ownership culture and better align incentives with stockholders' interests.

Corporate Governance Highlights

•	On average, our directors attended over 92% of the Board of Directors meetings.

•	The Board of Directors held regular executive sessions of non-management directors.

•	The Board of Directors conducts an annual discussion on management succession planning.

•	We have adopted an Insider Trading Policy prohibiting short sales and derivative transactions in our equity as well as strongly discouraging hedging of our stock.

•	We have established a Related Party transactions policy.

•	Equity awards include a provision for the recoupment of equity-based compensation in the event of a financial restatement.

•	Our management regularly engages with major institutional stockholders.

•	We do not have a Political Action Committee and there is a prohibition on political contributions by the Company.

Corporate Citizenship Highlights

•
 In fiscal 2013, over 7,100 employees were engaged in volunteer activities, supporting hundreds of volunteer and charitable activities; most notably FIRST Robotics, Rebuilding Together, International Coastal Clean-up, and Toys for Tots.

•
Recognized by Disabled American Veterans, GI Jobs, U.S. Army and National Guard for support to veterans and wounded warriors in employment and contracting, and ranked by Forbes magazine as the top employer for veterans.

•	Small business program rated in the top 10% by the Defense Contract Management Agency.

•	Approximately $835 million spent with various small and small disadvantaged businesses, representing more than 63% of subcontracted spending.

•	Maintained 10 active mentor-protégé agreements with small businesses through various federal Mentor-Protégé programs.

ii

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
The Board of Directors is soliciting proxies to be used at the Annual Meeting of Stockholders to be held on August 1, 2013, beginning at 8:00 a.m. (EDT) at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, VA 22102. This proxy statement and the accompanying materials are being mailed to stockholders beginning June 10, 2013.
We will bear all costs of soliciting proxies. Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.
Unless the context otherwise indicates or requires, as used in this proxy statement, references to: (i) the “Company,” “we,” “us,” “our” or our “company” refer to Booz Allen Hamilton Holding Corporation, its consolidated subsidiaries and predecessors; (ii) “Booz Allen Holding” refers to Booz Allen Hamilton Holding Corporation exclusive of its subsidiaries; (iii) “Booz Allen Hamilton” refers to Booz Allen Hamilton Inc., our primary operating company and a wholly-owned subsidiary of Booz Allen Holding; (iv) “our Board” or “the Board” means the Board of Directors of the Company; (v) “stockholder” means holders of our common stock; (vi) “fiscal,” refers to our fiscal years ended March 31 and (vii) “you,” “your,” “yours” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the annual meeting.
The Purpose of the Annual Meeting
At the annual meeting, stockholders will act upon the matters set forth in the notice of meeting, which includes the election of directors and the ratification of the selection of the Company’s independent registered public accounting firm. Dr. Ralph Shrader will also present information about the Company’s performance during fiscal 2013 and will answer questions from stockholders.
Outstanding Shares
Holders of the following classes of the Company’s common stock are entitled to vote at the annual meeting: Class A common stock, Class C restricted common stock and Class E special voting common stock. On June 10, 2013, 136,901,397, 1,036,876 and 7,244,207 shares of our Class A common stock, Class C restricted common stock and Class E special voting common stock, respectively, were outstanding.
Stockholders Entitled to Vote at the Annual Meeting
The Board has established the record date for the annual meeting as June 10, 2013. Only holders of record of the Company’s Class A common stock, Class C restricted common stock and Class E special voting common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting.
Voting Procedures
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” If you are a stockholder of record of Class A common stock, Class C restricted common stock or Class E special voting common stock, you can vote your shares at the annual meeting by attending the meeting and completing a ballot or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card or (3) date, sign and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States. If you are a beneficial owner of Class A common stock, you can vote your shares at the annual meeting by attending the meeting in person, if you have requested and received a legal proxy from your bank or broker which you must bring with you to the meeting, or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card or (3) date, sign and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.
The holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions will be treated as present for purposes of determining a quorum. Each share of Class A common stock, Class C restricted common stock and Class E special voting common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.
If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes are counted for purposes of establishing a quorum to conduct business at the meeting but will have no effect on the outcome of the non-routine proposals.
For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a majority of the shares entitled to vote at the annual meeting represented either in person or by proxy at the annual meeting, except that directors shall be elected by a plurality of the votes validly cast at the annual meeting.
As of the record date, an entity controlled by The Carlyle Group, or Carlyle, owned shares of our Class A common stock representing greater than 50% of the combined voting power of our Class A common stock, Class C restricted common stock and Class E special voting common stock. As a result, Carlyle owns sufficient shares of our voting common stock to assure the presence of a quorum for the conduct of the annual meeting and to assure the approval and adoption of the proposals in connection with which this proxy and the related materials are being delivered.
Revocation of Proxies
You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to the Secretary at 8283 Greensboro Drive, McLean, VA 22102 or by submitting a new proxy, dated later than your first proxy, in one of the ways described above under “Voting Procedures.” If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

ELECTION OF DIRECTORS
Board Structure
The Company currently has ten directors divided into three classes: four in Class I, three in Class II and three in Class III. The terms of office of the three Class III directors expire at the 2013 Annual Meeting of Stockholders.
Class III Election
The three nominees for election as Class III directors are listed below. If elected, the nominees for election as Class III directors will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board.
Class III Nominees
To be elected, a nominee must receive the vote of a plurality of the votes validly cast at the annual meeting represented either in person or by proxy at the annual meeting. The Class III Nominees are as follows:

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Allan M. Holt (Class III)
Mr. Holt, a Partner and Managing Director of The Carlyle Group, is currently the Co-Head of the the firm's U.S. Buyout group focusing on opportunities in the Aerospace/Defense/Government Services, Consumer, Healthcare, Industrial & Transportation, Technology and Telecom/Media sectors. Mr. Holt has been with The Carlyle Group since 1992 and is based in Washington, D.C. He serves on the boards of directors of Axalta Coating Systems, since 2013, HCR Manor Care, Inc., since 2009, NBTY, Inc., since 2010, and SS&C Technologies, Inc., since 2005, as well as on the nonprofit boards of directors of The Barker Foundation Endowment Fund, The Hillside Foundation, Inc., The National Children's Museum and The Smithsonian National Air and Space Museum. Mr. Holt served on the boards of directors of Fairchild Imaging from 2001 to 2011, and HD Supply, Inc. from 2007 to 2012. Specific qualifications, experience, skills and expertise include:
2010

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Experience in finance, financial reporting, compliance and controls and global businesses.

Mr. Holt is 61 years old.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Arthur E. Johnson (Class III)
Mr. Johnson retired as Senior Vice President, Corporate Strategic Development of Lockheed Martin Corp. in 2009, a position he held since 1999. Mr. Johnson has over 20 years of senior leadership experience in the information technology and defense businesses. Mr. Johnson brings extensive IT management experience to the Board, having held senior positions at IBM, Loral Corporation and Lockheed Martin. He serves on the boards of directors of AGL Resources, Inc., since 2002, and Eaton Corporation, since 2009, and as an independent trustee of the Fixed Income and Asset Allocation funds of Fidelity Investments, since 2008. Mr. Johnson served as a director of Delta Airlines, from 2005 to 2007, and IKON Office Solutions Corporation, from 1999 to 2008. Specific qualifications, experience, skills and expertise include:
2011

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Mr. Johnson is 66 years old.

Charles O. Rossotti (Class III)
Mr. Rossotti has served as a Senior Advisor to The Carlyle Group since June 2003. Prior to this position Mr. Rossotti served as the Commissioner of the Internal Revenue Service from 1997 to 2002. Mr. Rossotti co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer and Chairman of the Board until 1997. Mr. Rossotti serves as a director for Primatics Financial, since 2011, Quorum Management Solutions, since 2010, and The AES Corporation, since 2003. Mr. Rossotti formerly served as a director of Merrill Lynch & Co., Inc., from 2004 to 2008, Bank of America Corporation, from 2009 to May 2013, Compusearch Software Systems, from 2005 to 2010, and Apollo Global, from 2006 to 2012. Specific qualifications, experience, skills and expertise include:
2008

• Operating and risk management experience, relevant to the oversight of operational risk management;
• Core business skills, including financial and strategic planning;
• Understanding of government contracting;
• Expertise in finance, financial reporting, compliance and controls and global businesses; and
• Public company directorship and audit committee experience.

Mr. Rossotti is 72 years old.

The Board of Directors recommends a vote FOR
all of the Class III nominees.

CONTINUING DIRECTORS
The seven directors whose terms will continue after the annual meeting and will expire at the 2014 annual meeting (Class I) or the 2015 annual meeting (Class II) are listed below.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Ralph W. Shrader (Class I)
Dr. Shrader is our Chairman, Chief Executive Officer and President and has served in these positions since 2008. He also served as Chairman and Chief Executive Officer of Booz Allen Hamilton Inc. since 1999. Dr. Shrader has been an employee of our company since 1974. He is the seventh chairman since our company's founding in 1914 and has led our company through a significant period of growth and strategic realignment. Dr. Shrader is active in professional and charitable organizations, and is past Chairman of the Armed Forces Communications and Electronics Association. Specific qualifications, experience, skills and expertise include:
2008

• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Dr. Shrader is 68 years old.

Joan Lordi C. Amble (Class I)
Ms. Amble was the Executive Vice President, Finance for the American Express Company from May 2011 to December 2011, and also served as its Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital. Ms. Amble currently serves on the board of directors of Brown-Forman Corporation, since 2011, XM Radio, since 2006; merged Sirius XM Radio Inc., since 2008, and on the Board of Overseers at UCLA Health Services, since January 2013. Ms. Amble also served as a director at Broadcom Corp. from 2009 to 2011. Specific qualifications, experience, skills and expertise include:
2012

• Public company directorship and audit committee experience;
• Operating and management experience;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls and global businesses.

Ms. Amble is 60 years old.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Peter Clare (Class I)	Mr. Clare is a Managing Director of The Carlyle Group, a private equity firm, as well as Co-Head of the U.S. Buyout Group. Mr. Clare has been with The Carlyle Group since 1992. He serves on the boards of directors of CommScope, Inc., since 2011, Pharmaceutical Product Development, LLC, since 2011, ARINC Incorporated, since 2007, and Sequa Corporation, since 2007. Mr. Clare served as a director of Wesco Holdings, Inc. from 2006 to 2012. Specific qualifications, experience, skills and expertise include:	2008

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning;
• Public company directorship and committee experience; and
• Expertise in finance, financial reporting, compliance and controls and global businesses.

Mr. Clare is 48 years old.

Philip A. Odeen (Class I)
Mr. Odeen has served as the Chairman of the board of directors and Lead Independent Director of AES Corporation from 2009 to 2013, and as a director of AES from 2003 to 2013. Mr. Odeen has served as the Chairman of the board of Convergys Corporation from 2008 to 2013, and as a director of Convergys Corp. from 2000 to 2013, QinetiQ North America, Inc., since 2006, ASC Signal Corporation, since 2009, and DRS since 2012. From 2006 to 2007, Mr. Odeen served as Chairman of the board of Avaya. He served on the board of Reynolds and Reynolds Company from 2000 to 2007, and as its Chairman from 2006 to 2007, and was a director of Northrop Grumman from 2003 to 2008. Mr. Odeen retired as Chairman/CEO of TRW Inc. in December 2002. Mr. Odeen has provided leadership and guidance to our Board as a result of his varied global business, governmental and non-profit and charitable organizational experience of over 40 years. Specific qualifications, experience, skills and expertise include:
2008

• Operating and risk management experience, relevant to the oversight of operational risk management;
• Core business skills, including financial and strategic planning;
• Understanding of government contracting;
• Expertise in executive compensation and corporate governance; and
• Public company directorship and committee experience.

Mr. Odeen is 77 years old.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since

Ian Fujiyama (Class II)	Mr. Fujiyama is a Managing Director of The Carlyle Group, a private equity firm, as well as a member of the firm's Aerospace, Defense and Government Services team. In 1999, Mr. Fujiyama spent two years in Hong Kong and Seoul working with The Carlyle Group's Asia buyout fund, Carlyle Asia Partners. He currently serves as a member of the board of directors of ARINC, and Dynamic Precision Group. Specific qualifications, experience, skills and expertise include:	2008

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls and global businesses.

Mr. Fujiyama is 40 years old.

Mark Gaumond (Class II)
Mr. Gaumond has 35 years of experience working with senior management and audit committees of public and privately-held companies. He held senior positions with Ernst & Young LLP from 2002 to 2010, retiring from the firm as Senior Vice Chair for the Americas, and previously was a partner with a 27-year career at Andersen LLP. Mr. Gaumond has an AB degree from Georgetown University and an MBA from New York University. He is member of the American Institute of Certified Public Accountants. He currently serves as a director of Rayonier, Inc., the Fishers Island Development Corporation and the Walsh Park Benevolent Corporation, and is a trustee of The California Academy of Sciences. Specific qualifications, experience, skills and expertise include:

2011

• Expertise in finance, financial planning, and compliance and controls;
• Core business skills, including financial and strategic planning;
• Public company audit committee experience.

Mr. Gaumond is 62 years old.

Samuel R. Strickland (Class II)	Mr. Strickland is a Senior Executive Vice President of our Company and our Chief Financial and Administrative Officer. He has served as our Chief Administrative Officer since 1999 and Chief Financial Officer since 2008. He joined our Company in 1995. Specific qualifications, experience, skills and expertise include:	2008

• Expertise in finance, financial planning, and compliance and controls;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Mr. Strickland is 62 years old.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors
The primary focus of the Board is promoting shareholder value by fostering the long-term success of the Company. The Board is responsible for supporting and overseeing management, which is responsible for the Company’s strategy and operations.
The Board generally holds four regular meetings per year, and special meetings as necessary. The Board meets in executive session during each regular meeting; non-management directors also typically meet in executive sessions during each regular meeting. In accordance with the Company’s Corporate Governance Guidelines, if no lead director has been selected to preside over the executive sessions of the non-management directors, a presiding director shall be selected among the non-management directors. Mr. Clare was appointed by the non-management directors to serve as the presiding director on May 23, 2013. The presiding director presides over executive sessions at which the Chairman is not present. At least annually, independent directors also meet in executive session during a regular Board meeting.
Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal 2013, the Board met eight times, including four regular meetings and four special meetings. The average director attendance at Board and Board committee meetings was 92% and 98%, respectively, during fiscal 2013. Each of our directors who served as a director during fiscal 2013, except for Mr. Holt, attended 75% or more of the aggregate total number of meetings of the Board held during the period in which he or she was a director. In addition, each of our directors who served as a director during fiscal 2013 attended 75% or more of the total number of meetings held by all Board committees on which he or she served. All directors then in office, except for Mr. Holt, attended the Annual Meeting of Stockholders on August 2, 2012.
The Board has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.boozallen.com. This website also includes the Company’s Code of Business Ethics and Conduct, which is applicable to our directors and all employees, and the Company's Code of Ethics for Senior Financial Officers, each of which was adopted by the Board and each of which may be accessed without charge. The Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and any other persons performing similar functions. The information found on the Company's website is not part of this Proxy Statement nor is it incorporated into any other filings the Company makes with the Securities and Exchange Commission.
Board Leadership Structure
As noted in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. The Board has concluded that it currently is in the best interests of stockholders for Dr. Shrader to serve as both our Chairman and Chief Executive Officer. The Board believes that the combination of these roles enables the effective and efficient execution of the Company’s strategy by permitting the most senior executive of the Company, who has an in-depth understanding of, and is responsible for, the Company’s operations, with over 39 years of service to the Company and more than 40 years of industry experience, to work closely with the Board in establishing the overall strategy and direction of the Company, and to effectively communicate our strategy to our employees, stockholders, and clients.
In light of the uncertain market conditions surrounding our U.S. government business, we took proactive steps to reduce management ranks and overhead costs. The leadership and personal involvement of Dr. Shrader greatly enhanced our ability to make and successfully implement these difficult decisions within our collaborative, partnership culture, which is a core element of our operating model. He drove decision making to better align our executives' positions and compensation in light of current competitive and market data, and led the follow-on executive briefings to communicate the outcome and develop support for these changes. We expect these actions to improve near term performance and better position the Company for long term financial health and delivery of value to shareholders.

To maximize the effectiveness of management's approach, Dr. Shrader involved the Board in the early formative discussions of the Vision 2020 long-range strategy. In his role as Chairman and Chief Executive Officer, he infuses directors' insight into management's on-going work in strategy development, organizational structure, and tactical execution of Vision 2020 changes. In times of challenge and change, Dr. Shrader's ability to lead the Board, top management, and Booz Allen employees and to engage stockholders has been vital.
Succession Planning and Talent Reviews

The Board is engaged in executive succession planning and talent reviews. On an annual basis, the Chief Executive Officer leads the Board in an in-depth discussion concerning Chief Executive Officer and senior management succession. This discussion occurs in an executive session of the Board outside the presence of the other management director. Chief Executive Officer succession is also discussed by the Board in an executive session outside the presence of any management directors. Management also updates the Board on key talent indicators such as recruiting and retention for the overall employee population throughout the year.
Risk Oversight

The Board and its committees play an important role in overseeing the Company's risk management processes, and risk management considerations form a regular element of the Board's dialogue with management. During the course of the year, the lead management official with responsibility for each of our major markets provides a comprehensive overview of the market, including risks and challenges. The identification and management of these risks is driven substantially by a risk matrix, which identifies risks and prescribes associated review and approval by management and the Board or its Executive Committee. The Board is also regularly updated by other elements of management, including the Chief Financial Officer, General Counsel, Controller, and Director of Internal Audit concerning significant risks facing the Company and processes that have been implemented to mitigate these risks. In addition to this dialogue between management and the entire Board, the Board's committees have more specific roles concerning elements of the Company's risk management processes. For example, the Audit Committee receives regular reports concerning the status of the Company's ethics and compliance program, its controls over internal controls over financial reporting, and significant communications from the Company's regulators. The Board's Compensation Committee is responsible for overseeing risks related to the Company's compensations policies and practices, as well as its executive succession plans, while its Nominating and Corporate Governance Committee oversees risks arising from the Company's governance processes.
Annual Board Performance Assessment

Annually, the Board and each of its committees perform an assessment of their operations and effectiveness, and set goals for the future. The core of this process involves our Secretary interviewing each director individually. The comments of the directors are compiled and presented, as applicable, to the full Board or the appropriate committee. Each committee and the Board identify key matters to be addressed, and these matters become part of future agendas for the Board and its committees.
Board Independence
As a controlled company, as that term is defined under the rules of the New York Stock Exchange, we are not required to have a majority of independent directors. The Board has determined that Messrs. Odeen, Gaumond and Johnson and Ms. Amble are independent under the independence criteria for directors established by the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act, and the independence criteria adopted by the Board. The independence criteria adopted by the Board are set forth in the Company's Corporate Governance Guidelines.
Selection of Nominees for Election to the Board
The Nominating and Corporate Governance Committee recommends to the Board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the Board, and periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria. The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Board does not have a formal policy with respect to diversity; however, it affirms the value placed on diversity and inclusion within the Company. Diversity is one of many factors the Nominating and Corporate Governance Committee considers when recommending director nominees to the Board. The Committee defines diversity in an expansive way to be reflective of the diversity of the Company and representative of the clients it serves. Exceptional candidates who do not meet all of these criteria may still be considered. The Board seeks members that have experience in positions with a high degree of responsibility, are, or have been, leaders in the companies or institutions with which they are, or were, affiliated, and are selected based upon the contributions they can make to the Company.
Stockholders wishing to nominate a candidate for director must provide written notice in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102, not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting.
Director Orientation and Continuing Education

New directors are provided a three-stage orientation generally timed to coincide with our Board meetings as part of our effort to integrate them in their role as directors and familiarize them with the Company. Orientation sessions are led by members of management and are focused on various elements of our business strategy, client service offerings, internal business operations, and corporate governance among other areas. During the course of the year, representatives of management brief the Board on topics designed to provide directors a deeper understanding of various aspects of our business such as applicable legal developments, ethics and compliance programs and the evolving regulatory environment. In addition, directors are encouraged to participate in continuing education programs to better understand their duties and responsibilities.
Communications with the Board
Stockholders, or other interested third parties, who wish to contact our Board may send written correspondence, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, services complaints and inquiries, resumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.
Board Committees
Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.boozallen.com. The following chart identifies the members and chair of each standing committee.

Director	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ralph W. Shrader	Chair			Chair
Joan Lordi C. Amble		Member
Peter Clare	Member		Member	Member
Ian Fujiyama	Member		Member
Mark Gaumond		Chair[1]
Allan M. Holt
Arthur E. Johnson		Member
Philip A. Odeen			Chair	Member
Charles O. Rossotti
Samuel R. Strickland
1 Audit Committee Financial Expert
The following is a brief description of our committees.

The Executive Committee
Our Executive Committee is responsible, among its other duties and responsibilities, for assisting our Board in fulfilling its responsibilities. Our Executive Committee is responsible for approving certain corporate actions and transactions, including acquisitions of assets other than in the ordinary course of business and outside hires of certain senior officers or the termination of such employees. The members of our Executive Committee are Dr. Shrader (Chairman) and Messrs. Clare and Fujiyama. The Executive Committee did not meet during fiscal 2013.
The Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.
The members of our Audit Committee are Messrs. Gaumond (Chairman) and Johnson and Ms. Amble, each of whom is an independent director as required by Rule 10A-3 of the Exchange Act. Mr. Odeen served as a member of the Audit Committee from the beginning of fiscal 2013 through February 1, 2013. The Board has determined that each member of our Audit Committee is financially literate and has determined that Mr. Gaumond is an “audit committee financial expert” as such term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Securities Act. Messrs. Gaumond and Johnson currently serve on the audit committees of two public companies (including us), and Ms. Amble currently serves on the audit committees of three public companies (including us). In accordance with our Audit Committee Charter, Messrs. Gaumond’s and Johnson’s and Ms. Amble’s obligations as members of other audit committees have been disclosed to the Board.
The Audit Committee met seven times during fiscal 2013.
The Compensation Committee
Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executives and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing and reviewing the general compensation philosophy of our company and its subsidiaries, and reviewing, approving, and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Compensation Committee also periodically reviews management development and succession plans.
The members of our Compensation Committee are Messrs. Odeen (Chairman), Clare and Fujiyama. Mr. Odeen is an independent director. Messrs. Clare and Fujiyama are not independent directors. As a controlled company, as that term is defined under the rules of the New York Stock Exchange, we are not required to have an independent Compensation Committee. The Compensation Committee charter requires that at least two members of the Compensation Committee must satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. All of the members of our Compensation Committee currently satisfy these requirements.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided that the subcommittees are composed entirely of directors satisfying the independence standards then applicable to the Compensation Committee generally.
The Compensation Committee has not engaged a compensation consultant; however, the Compensation Committee is briefed by management who consults with Mercer HR Consulting, or Mercer, which provides executive compensation design and best practice data and assists us in determining market competitive positioning. During fiscal 2013, Mercer provided data analyses, market assessments regarding executive compensation, and counsel regarding proxy disclosure and preparation of related reports. Additionally, Mercer provided design guidance and subject matter expertise on the development of our new people model. This design and guidance focused on our career architecture including the definition of performance expectations. The Compensation Committee assessed the independence of Mercer and concluded that Mercer's work for the Company does not raise any conflict of interest issues.

Each of our executive officers, who collectively comprise our Executive Management Committee, participates in the discussion and consideration of compensation to be awarded to all executives. See “Executive Compensation.” The Board, rather than the Compensation Committee, approves equity grants for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
The Compensation Committee met five times during fiscal 2013.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board for election to our Board (including candidates proposed by stockholders), reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, and overseeing Board and Board committee evaluations.
The members of our Nominating and Corporate Governance Committee are Dr. Shrader (Chairman) and Messrs. Clare and Odeen. Mr. Fujiyama served as a member of the Nominating and Corporate Governance Committee from the beginning of fiscal 2013 through February 1, 2013 at which point, Mr. Odeen joined the Committee. Mr. Odeen is an independent director. Dr. Shrader and Mr. Clare are not independent directors. As a controlled company, as that term is defined under the rules of the New York Stock Exchange, we are not required to have an independent Nominating and Corporate Governance Committee.
Under the terms of an amended and restated stockholders agreement, as amended, to which Booz Allen Holding, Explorer Coinvest LLC (an entity controlled by Carlyle), certain members of the management of Booz Allen Holding and certain other stockholders of Booz Allen Holding are party, subject to certain conditions and restrictions, a maximum of three nominees for election to our Board, who may be full-time employees of Carlyle, are to be designated by Carlyle and a maximum of two members of the Board, who must be full-time employees of Booz Allen Hamilton, are to be designated by Booz Allen Holding’s Chief Executive Officer. Under the terms of the amended and restated stockholders agreement, as amended, Carlyle and our executive officers will be required to vote the voting shares over which they have voting control in favor of Carlyle’s and the Chief Executive Officer’s designees. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Stockholders Agreement.” Mr. Holt has been designated for election by Carlyle.
Except as described above, there is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director designated by Carlyle or our Chief Executive Officer or recommended by a stockholder.
The Nominating and Corporate Governance Committee met three times during fiscal 2013.
Director Compensation
Directors who are employed by us or by Carlyle do not receive any additional compensation for their services as directors. For fiscal 2013, non-employee directors received an annual retainer of $100,000 and an annual equity award with a fair market value equal to $50,000. In addition, the chair of our Compensation Committee received an additional annual payment of $10,000, and the chair of our Audit Committee is entitled to receive an additional annual payment of $20,000. Directors may elect to receive all or a portion of their annual retainer and any additional payments for service as a chair in the form of restricted stock, which will be granted under our Amended and Restated Equity Incentive Plan, which we refer to as our Equity Incentive Plan. Our directors do not receive additional fees for attending Board or committee meetings.
For fiscal 2013, we changed the timing of our annual retainer and annual equity award to coincide with each non-employee director’s term of service on the Board, or August 1 through July 31. As part of this transition, each non-employee director received a pro-rated retainer and equity award for the period from April 1, 2012 through July 31, 2012 as well as the regular annual retainer and annual equity award. The restricted stock awarded for the period of service from April 1, 2012 through July 31, 2012 vested in full on July 31, 2012. The restricted stock awarded for the period of service from August 1, 2012 through July 31, 2013 vests in equal installments on January 31, 2013 and July 31, 2013.
Ms. Amble joined our Board on June 12, 2012 and received pro-rated compensation for the period from June 12, 2012 through July 31, 2012.

Director Compensation Table

Name	Fees Earned ($)	Option Awards ($)(8)	Stock Awards ($)(1)	Other ($)(7)	Total ($)
Joan Lordi C. Amble	113,500(2)	—	56,759(2)	—	170,259
Mark E. Gaumond	160,000(3)	—	66,689(3)	—	226,689
Arthur E. Johnson	133,333(4)	—	66,675(3)	—	200,008
Philip A. Odeen	146,666(5)	—	66,678(4)	80,000	293,344
Charles O. Rossotti	133,333(6)	—	66,670(6)	80,000	280,003

(1)
This column represents the grant date fair value of the stock awards granted to our directors in fiscal 2013. Where the stock awards were the result of voluntary elections to receive cash retainers in stock, the value reflected in the Stock Awards column represents only the excess of the fair market value of the stock awards over the cash retainer amount paid if in the form of stock. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements for the fiscal year ended March 31, 2013, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the director.

(2)
Ms. Amble elected to receive all of her pro-rated annual retainer in the form of cash. She was awarded 437 shares of restricted stock for her $6,750 pro-rated annual equity grant. The grant date fair market value of the shares was $6,756, based on the $15.46 closing price of our stock on the June 12, 2012 grant date. She elected to receive all of her annual retainer in the form of cash, and she was awarded 2,887 shares of restricted stock for her $50,000 annual equity grant. The grant date fair market value of the shares was $50,003, based on the $17.32 closing price of our stock on the August 2, 2012 grant date.

(3)
Mr. Gaumond elected to receive all of his pro-rated annual retainer and his additional pro-rated payment for service as the chair of the Audit Committee in the form of restricted stock, and was granted a total of 3,328 shares of restricted stock in lieu of $40,000 for the pro-rated annual and chair retainer and for his $16,667 pro-rated annual equity grant. The grant date fair market value of the shares was $56,676, based on the $17.03 closing price of our stock on the March 30, 2012 grant date. He elected to receive his annual retainer and his additional payment for service as the chair of the Audit Committee in the form of restricted stock, and was awarded a total of 9,816 shares of restricted stock in lieu of $120,000 for the annual and chair retainer and for his $50,000 annual equity grant. The grant date fair market value of the shares was $170,013, based on the $17.32 closing price of our stock on the August 2, 2012 grant date.

(4)
Mr. Johnson elected to receive all of his pro-rated and annual retainer in the form of cash. He was awarded 979 shares of restricted stock for his $16,667 pro-rated annual equity grant. The grant date fair market value of the shares was $16,672, based on the $17.03 closing price of our stock on the March 30, 2012 grant date. He elected to receive his annual retainer in the form of cash, and was awarded 2,887 shares of restricted stock for his $50,000 annual equity grant. The grant date fair market value of the shares was $50,003, based on the $17.32 closing price of our stock on the August 2, 2012 grant date.

(5)
Mr. Odeen elected to receive all of his pro-rated annual retainer and his additional pro-rated payment for service as the chair of the Compensation Committee in the form of cash. He was awarded 979 shares of restricted stock for his $16,667 pro-rated annual equity grant. The grant date fair market value of the shares was $16,672, based on the $17.03 closing price of our stock on the March 30, 2012 grant date. He elected to receive half his annual retainer in the form of restricted stock and his additional payment for service as the chair of the Compensation Committee in the form of cash, and was awarded a total of 5,774 shares of restricted stock in lieu of $50,000 of his annual retainer and for his $50,000 annual equity grant. The grant date fair market value of the shares was $100,006, based on the $17.32 closing price of our stock on the August 2, 2012 grant date.

(6)
Mr. Rossotti elected to receive all of his pro-rated annual retainer in the form of restricted stock, and was granted a total of 2,936 shares of restricted stock in lieu of $33,333 for the pro-rated annual retainer and for his $16,667 pro-rated annual equity grant. The grant date fair market value of the shares was $50,000, based on the $17.03 closing price of our stock on the March 30, 2012 grant date. He elected to receive his annual retainer in the form of cash, and was awarded 2,887 shares of restricted stock for his $50,000 annual equity grant. The grant date fair market value of the shares was $50,003, based on the $17.32 closing price of our stock on the August 2, 2012 grant date.

(7)
In connection with the payment of the $1.50 and $6.50 special dividends in fiscal 2013, holders of certain options granted pursuant to our Equity Incentive Plan received dividend equivalent rights that entitle the director to receive, on the later of the dividend payment date and the option's fixed vesting date, a cash payment based on the amount of the special dividend, subject to vesting of the related option. The dividend equivalents granted to our directors in connection with the special dividends are included in this column.

(8)	The following table sets forth, by grant date, the aggregate number of option awards outstanding at the end of fiscal 2012. Messrs. Gaumond and Johnson and Ms. Amble have not received option awards.
Option Awards for Service as a Director

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Awards Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
Philip A. Odeen	5,970	1,350(a)	1,760(b)	6.08	5/7/2019
			920(c)	6.08	5/7/2019
Charles O. Rossotti	5,970	1,350(a)	1,760(b)	6.08	5/7/2019
			920(c)	6.08	5/7/2019

(a)
The options vest and become exercisable, subject to the continued service of the director, ratably on June 30, 2013 and 2014. All service-vesting options fully vest and become exercisable immediately prior to the effective date of certain change in control events.

(b)
The options vest and become exercisable, subject to the continued service of the director, ratably on June 30, 2013 and 2014 based on achievement of EBITDA performance goals, with the ability to “catch up” on missed goals if (x) the missed performance goal was at least 90% of target level and (y) cumulative EBITDA performance reaches the target cumulative levels during the five-year vesting period. In addition, any unvested performance options at the time of a change in control event vest immediately prior to the effective date of the event if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of their invested capital.

(c)
The options vest and become exercisable, subject to the continued service of the director, ratably on June 30, 2013 and 2014 based on achievement of cumulative cash flow performance goals, with the ability to “catch up” on missed goals if cumulative achievement reaches the target cumulative levels during the five-year vesting period. In addition, any unvested performance options at the time of a change in control event vest immediately prior to the effective date of event if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of their invested capital.

Director Ownership Guidelines
Equity ownership guidelines for all of our non-employee directors are in place to further align their interests to those of our stockholders. Each of our non-employee directors has five years from the later of commencement of service on the Board or adoption of the guidelines on February 23, 2012, to achieve equity ownership with a value equivalent to three times their annual retainer. In calculating a director’s ownership, Class A common stock, and vested in-the-money options and vested and unvested restricted stock issued under the Equity Incentive Plan will be considered owned by the non-employee director.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The current members of our Compensation Committee are Messrs. Odeen (Chairman), Clare and Fujiyama. Messrs. Clare and Fujiyama are employed by The Carlyle Group, an affiliate of Explorer Coinvest LLC, or Coinvest. Coinvest is a party to a stockholders agreement with Booz Allen Holding and other stockholders. Coinvest and The Carlyle Group are affiliates of TC Group V US, L.L.C., which is party to a management agreement with Booz Allen Holding and Booz Allen Hamilton pursuant to which TC Group V US, L.L.C. provides Booz Allen Holding and its subsidiaries, including Booz Allen Hamilton, with advisory, consulting and other services for a fee. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Stockholders Agreement,” and “— The Management Agreement.” No member of our Compensation Committee serves as a member of the board or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table indicates information as of June 3, 2013 regarding the beneficial ownership of our common stock by:

•	each person, or group of persons, who is known to beneficially own more than 5% of any class of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.
The percentages shown are based on 136,892,879, 1,213,285, 1,036,876 and 7,244,207 shares of Class A common stock, Class B non-voting common stock, Class C restricted common stock and Class E special voting common stock outstanding as of June 3, 2013. The rights of the holders of Class A common stock, Class C restricted common stock and Class E special voting common stock are identical, except with respect to dividend and other distributions, vesting and conversion. Class A common stock, Class C restricted common stock and Class E special voting common stock are entitled to one vote per share on all matters voted on by our stockholders. The Class B common stock is non-voting common stock. Upon a transfer of Class B non-voting common stock and Class C restricted common stock, we will issue shares of Class A common stock to the transferee on a one-for-one basis. Class E special voting common stock underlies certain outstanding options. When each option is exercised and a share of Class A common stock is issued to the option holder in respect thereof, we will repurchase the underlying share of Class E special voting common stock.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Information with respect to beneficial ownership has been furnished by each director, executive officer, or beneficial owner of more than 5% of the shares of a class of our voting common stock. Except as otherwise noted below, the address for each person listed on the table is c/o Booz Allen Hamilton Inc., 8283 Greensboro Drive, McLean, Virginia 22102.

		Shares Beneficially Owned		Combined Voting Power of Shares of All Classes of Common Stock Beneficially Owned
Name and Address	Class of Stock	Number of Shares	Percentage of Class	Total Percentage
Principal and Over 5% Class C Stockholders
Explorer Coinvest LLC(1)	Class A	95,660,000	69.88%	65.89%
Shares Subject to Voting Proxy (2)	Class A	5,419,694	3.96%
	Class B	1,213,285	100.00%
	Class C	1,036,876	100.00%
	Class E	7,244,207	100.00%
	Total	14,914,062		9.44%
Michael Jones	Class A	498,926	*
	Class B	—	—
	Class C	58,660	5.66%
	Class E	112,612	1.57%
	Total	670,198		**

Christopher Kelly	Class A	245,649	*
	Class B	—	—
	Class C	67,450	6.51%
	Class E	143,584	2.00%
	Total	456,683		**
Patrick Peck	Class A	101,171	*
	Class B	—	—
	Class C	67,450	6.51%
	Class E	143,584	2.00%
	Total	312,205		**
Ghassan Salameh	Class A	453,059	*
	Class B	—	—
	Class C	99,170	9.56%
	Class E	45,810	*
	Total	598,039		**
Executive Officers and Directors
Ralph W. Shrader	Class A(3)(4)	1,698,635	1.24%
	Class B	—	—
	Class C	156,680	15.11%
	Class E	59,559	*
	Total	1,914,874		1.32%
Samuel R. Strickland	Class A(4)(5)	662,433	*
	Class B	—	—
	Class C	106,230	10.25%
	Class E	49,635	*
	Total	818,298		**
Joan Lordi C. Amble	Class A	3,324	*
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	3,324		**
Peter Clare(10)	Class A	—	—
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	—		—
Ian Fujiyama(10)	Class A	—	—
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	—		—
Mark Gaumond	Class A	18,612	*
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	18,612		**
Francis J. Henry, Jr.	Class A(4)(6)	246,117	*
	Class B	—	—
	Class C	39,290	3.79%
	Class E	24,819	*
	Total	310,226		**
Allan M. Holt(10)	Class A	—	—
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	—		**
Arthur E. Johnson	Class A	5,108	*
	Class B	—	—

	Class C	—	—
	Class E	—	—
	Total	5,108		**
Joseph W. Mahaffee	Class A(4)(7)	408,275	*
	Class B	—	—
	Class C	39,340	3.79%
	Class E	26,353	*
	Total	473,968		**
John Mayer	Class A(4)(8)	414,896	*
	Class B	—	—
	Class C	61,330	5.91%
	Class E	24,819	—
	Total	501,045		**
John M. McConnell	Class A(4)(9)	101,943	*
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	101,943		**
Philip A. Odeen	Class A(11)	30,451	*
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	30,451		**
Charles O. Rossotti	Class A(12)	82,658	*
	Class B	—	—
	Class C	—	—
	Class E	—	—
	Total	82,658		**
Executive Officers and Directors as a Group (21 Persons)(3)(4)(13)	Class A	5,365,567	3.86%
	Class B	—	—
	Class C	484,490	46.73%
	Class E	572,144	8.43%
	Total	6,422,201		4.38%

*	Represents beneficial ownership of less than 1%.

**	Represents voting power of less than 1%.

(1)
Explorer Coinvest LLC is a U.S. entity that is owned by investment funds managed by The Carlyle Group. Explorer Manager, L.L.C. controls Explorer Coinvest LLC and is the non-member manager of Explorer Coinvest LLC. Twenty-two senior Carlyle professionals, each own equal, and collectively own the entire interests, in Explorer Manager, L.L.C. All members of the board of directors expressly disclaim beneficial ownership of the shares reported herein.

(2)
Reflects shares of common stock over which Coinvest holds a voting proxy with respect to certain matters pursuant to irrevocable proxy and tag-along agreements between Carlyle and a number of other stockholders, including all of the executive officers.

(3)
Includes 219,401 shares that Dr. Shrader has the right to acquire through the exercise of options. Dr. Shrader shares investment power and voting power with his wife, Mrs. Janice W. Shrader, for 1,437,833 shares in the Ralph W. Shrader Revocable Trust.

(4)
Excludes shares of common stock owned by other parties to the amended and restated stockholders agreement, as amended, of which the executive officer may be deemed to share beneficial ownership. The executive officer disclaims beneficial ownership of such excluded shares. All shares owned by the executive officer are subject to an irrevocable proxy and tag-along agreement with Carlyle.

(5)
Includes 112,207 shares that Mr. Strickland has the right to acquire through the exercise of options and 509,120 shares held by the Samuel Strickland Revocable Trust. Mr. Strickland has sole investment power and voting power for the shares in the Samuel Strickland Revocable Trust.

(6)
Includes 33,084 shares that Mr. Henry has the right to acquire through the exercise of options. Mr. Henry shares investment power and voting power with his wife, Mrs. Stephanie J. Henry, for 190,209 shares in the Francis J. Henry, Jr. Trust.

(7)
Includes 265,120 shares that Mr. Mahaffee has the right to acquire through the exercise of options and 91,795 shares held by the Joesph W. Mahaffee Revocable Trust. Mr. Mahaffee is the sole trustee of the Joseph W. Mahaffee Revocable Trust and has sole investment power and voting power over the shares held by the trust.

(8)	Includes 227,084 shares that Mr. Mayer has the right to acquire through the exercise of options.

(9)	Includes 61,110 shares that Mr. McConnell has the right to acquire through the exercise of options.

(10)
Does not include shares of common stock held by Explorer Coinvest LLC, an affiliate of Carlyle. Messrs. Clare, Fujiyama, and Holt are directors of Booz Allen Holding and Managing Directors of Carlyle. Such persons disclaim beneficial ownership of the shares held by Explorer Coinvest LLC.

(11)	Includes 7,960 shares that Mr. Odeen has the right to acquire through the exercise of options.

(12)	Includes 7,960 shares that Mr. Rossotti has the right to acquire through the exercise of options.

(13)	Includes 1,937,127 shares that the directors and executive officers, in aggregate, have the right to acquire through the exercise of options.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based on a review of reports filed by the Company’s directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Company’s reporting persons during fiscal 2013 were filed on time with the exception of Karen Dahut and Ronald Kadish who each did not timely file a Form 4 with respect to reporting an option grant that occurred on April 1, 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
We adopted a written related person transactions policy pursuant to which related persons, namely our executives, directors and principal stockholders, and their immediate family members, are not permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the consent of our Audit Committee or any designated member of the Audit Committee. Any request for us to enter into or materially modify or amend certain such transactions is required to be presented to our Audit Committee for review, consideration and approval. All of our directors and executive officers are required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.
Related Person Transactions
Stockholders Agreement
In connection with the acquisition of Booz Allen Hamilton by Carlyle on July 31, 2008, Booz Allen Holding, Explorer Coinvest LLC, an entity controlled by Carlyle, certain members of the management of Booz Allen Holding and certain other stockholders of Booz Allen Holding entered into the stockholders agreement. Effective November 16, 2010, the stockholders agreement was amended and restated and, on June 12, 2012, the amended and restated stockholders agreement was further amended. While our second amended and restated bylaws do not limit the Board from increasing the number of directors, under the amended and restated stockholders agreement, as amended, the number of directors on the Board of Booz Allen Holding was set at a minimum of six directors and may be increased, by action of the Board, to not more than twelve directors. The number of directors on the Board is currently set at ten. Subject to certain conditions and restrictions, a maximum of three of the nominees for election to our Board, who may be full-time employees of Carlyle, are to be designated by Carlyle, through Coinvest, and a maximum of two members of the Board, who must be full-time employees of Booz Allen Hamilton, are to be designated by Booz Allen Holding’s Chief Executive Officer. Under the terms of the amended and restated stockholders agreement, as amended, Carlyle and our executive officers will be required to vote the voting shares over which they have voting control in favor of Carlyle’s and the Chief Executive Officers’ designees. At such time as Carlyle, through Coinvest, ceases to own at least 40% of the economic interests in Booz Allen Holding represented by its issued and outstanding common stock, Carlyle and our executive officers will use commercially reasonable efforts to amend the Board representation provisions of the amended and restated stockholders agreement, as amended, consistent with the reduced ownership position of Carlyle at that time.
Under the terms of the amended and restated stockholders agreement, as amended, Carlyle may compel each executive officer who is a party to the amended and restated stockholders agreement, as amended, to sell a certain number of securities issued by Booz Allen Holding in the event that Carlyle proposes to transfer securities issued by Booz Allen Holding to a third party purchaser.
Under the amended and restated stockholders agreement, as amended, in the event of any sale of shares of Class B non-voting common stock or Class C restricted common stock pursuant to the exercise of bring-along rights by Carlyle, certain transfers following an initial public offering, or pursuant to the exercise of registration rights (discussed below), such shares will be converted into shares of Class A common stock.
Carlyle has registration rights under the amended and restated stockholders agreement, as amended, with respect to 95,660,000 shares of Class A common stock that it owned as of March 31, 2013 and, in certain circumstances, other stockholders of Booz Allen Holding who are a party to the amended and restated stockholders agreement, as amended, may have the right, subject to certain exceptions, to request that certain securities (including shares of Class A common stock held by such stockholders and shares of Class A common stock issuable upon exercise of options or upon conversion from Class B or Class C common stock) be registered. To the extent that Carlyle acquires shares of Class B or Class C common stock or options exercisable for shares of Class A common stock, it would have registration rights with respect to the shares of Class A common stock issuable upon conversion or exercise thereof. Booz Allen Holding has agreed to indemnify the stockholders that are a party to the amended and restated stockholders agreement, as amended, and their affiliates from liabilities resulting from the registration of securities of Booz Allen Holding pursuant to the amended and restated stockholders agreement, as amended.
Booz Allen Holding has certain repurchase rights under the amended and restated stockholders agreement, as amended, with respect to Class A, Class B, Class C and Class E common stock and options issued to a management stockholder under the Equity Incentive Plan for up to nine months after the occurrence of certain events specified in the amended and restated stockholders agreement, as amended. Similar repurchase rights exist for Class A, Class B, Class C and Class E common stock and options held by other stockholders of Booz Allen Holding that become an employee, consultant or independent contractor for certain competitors of Booz Allen Hamilton.
The amended and restated stockholders agreement, as amended, includes a waiver by management stockholders of certain rights to receive payments or other benefits that would constitute a “parachute payment” made in connection with a “change in ownership or control” of a corporation, within the meaning of Section 280G of the Internal Revenue Code of 1986, or the Code, as amended, which could reasonably be expected to result in the imposition of an excise tax on the management stockholder under Section 4999 of the Code or in the loss of any income tax deductions by Booz Allen Holding or the person making such payment under Section 280G of the Code. This waiver does not apply in certain circumstances, including at such time as Booz Allen Holding has publicly traded securities and where Booz Allen Holding obtains the requisite stockholder approval of such payments or the unaffiliated directors determine the waiver should not apply.
The amended and restated stockholders agreement, as amended, will terminate upon a sale or change of control of Booz Allen Holding or such time as more than 60% of its equity securities have been sold to the public.
Irrevocable Proxy and Tag-Along Agreements
In connection with the amendment and restatement of the stockholders agreement, Carlyle made a unilateral offer to each individual stockholder who was a party to the original stockholders agreement to grant such stockholder a new pro rata tag-along right on certain transfers by Carlyle to third-party purchasers. In exchange for this tag-along right, Carlyle has received an irrevocable proxy from each stockholder who entered into such agreement to vote such stockholders’ securities with respect to the election and removal of directors and to approve any company sale that has already been approved by the Board of Booz Allen Holding and the holders of a majority of our voting shares. This new tag-along right and proxy have been granted pursuant to separate irrevocable proxy and tag-along agreements entered into between Carlyle and each such individual stockholder and became effective on November 16, 2010. These arrangements will terminate at such time as Carlyle ceases to own at least 25% of the economic interests in Booz Allen Holding represented by its issued and outstanding common stock or such time as more than 60% of its equity securities have been sold to the public.
The Management Agreement and Indemnification Agreements
On July 31, 2008, Booz Allen Holding and Booz Allen Hamilton entered into a management agreement with TC Group V US, L.L.C., a company affiliated with Carlyle, or TC Group, pursuant to which TC Group provides Booz Allen Holding and its subsidiaries, including Booz Allen Hamilton, with advisory, consulting and other services. Booz Allen Holding pays TC Group an aggregate annual fee of $1.0 million for such services, plus expenses. Furthermore, in consideration for any additional investment banking services provided by TC Group and other services other than advisory and consulting services described above, TC Group is entitled to receive additional reasonable compensation as agreed by the parties.
The management agreement also provides that Booz Allen Hamilton will indemnify the TC Group and its officers, employees, agents, representatives, members and affiliates against certain liabilities relating to or arising out of the performance of the management agreement and certain other claims and liabilities. We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the directors and our executive officers with contractual rights to the indemnification and expense advancement rights provided under our second amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
We believe that the management and indemnification agreements are, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms. We further believe that the fees incurred by us under the management agreement are customary and within the range charged by similarly situated sponsors. In addition, from time to time and in the ordinary course of business and at arms-length, we engage other Carlyle portfolio companies as subcontractors or service providers and they engage us as subcontractors or service providers. The cost and revenue associated with these related party transactions were $657 thousand and $739 thousand, respectively, for fiscal 2013.
The Acquisition
In connection with the acquisition of Booz Allen Hamilton by Carlyle, our current and former executive officers (or their related family trusts) received a combination of current and deferred cash consideration as well as stock and options in Booz Allen Holding. Of the overall cash consideration, $158.0 million was structured as an interest in the deferred payment obligation and $80.0 million was deposited into escrow to fund certain purchase price adjustments, future indemnification claims under the merger agreement and for certain other adjustments. The remainder of the cash consideration was paid on the closing date as part of the acquisition. The current and former executive officers (or their related family trusts) receive their pro rata share of any payments of the deferred payment obligation and any releases of funds held in escrow to selling stockholders.
As of March 31, 2013, there was approximately $81.3 million of the deferred payment obligation outstanding, which includes accrued interest of $1.3 million, with approximately $37.6 million of indemnified pre-acquisition claims outstanding against the deferred payment obligation that may offset the future amount paid back to selling stockholders should such claims settle unfavorably. The ultimate value of our current and former executive officers’ (or their related family trusts’) interests in the deferred payment obligation will not be known until all such claims are resolved.

Other Relationships
Jeffrey M. Shrader and Bryan E. Shrader are sons of Dr. Ralph Shrader, our Chairman of the Board, President and Chief Executive Officer. Jeffrey Shrader, was a senior associate at the Company during the fiscal year. Prior to his departure, he earned a base salary and bonus of $121,726 and retirement contributions of $17,847 in fiscal 2013. Bryan Shrader, a principal at the Company, earned a base salary and bonus of $239,966 and retirement contributions of $29,544 in fiscal 2013. They also participate or participated in the Company’s other benefit programs on the same basis as other employees at the same level. Bryan Shrader continues to be employed by us during fiscal 2014 under similar terms.
Cameron A. Mayer, a senior associate at the Company, is the son of Mr. John Mayer, an Executive Vice President of the Company. He earned a base salary and bonus of $209,629 and retirement contributions of $26,316 in fiscal 2013. Mr. Mayer also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Mayer continues to be employed by us during fiscal 2014 under similar terms.
Albert L. Iannitto, an associate at the Company, is the brother-in-law of Mr. Joseph Logue, an Executive Vice President of the Company. He earned a base salary of $118,065 and retirement contributions of $12,261 in fiscal 2013. Mr. Iannitto also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Iannitto continues to be employed by us during fiscal 2014 under similar terms.
Gail S. Harman, an executive assistant at the Company, is the sister of Mr. Samuel Strickland, our Chief Financial Officer, Chief Administrative Officer and an Executive Vice President of the Company. She earned a base salary of $114,789 and retirement contributions of $11,857 in fiscal 2013. Ms. Harman also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Ms. Harman continues to be employed by us during fiscal 2014 under similar terms.
Jennifer M. Piper, a lead associate at the Company, is the daughter of Mr. John M. McConnell, our Vice Chairman and an Executive Vice President of the Company. She earned a base salary of $110,334 and retirement contributions of $10,850 in fiscal 2013. Ms. Piper also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Ms. Piper continues to be employed by us during fiscal 2014 under similar terms.
During fiscal 2013, we recorded expenses of $513,397 for the hiring and use of an aircraft solely for business purposes by a company of which our Chairman of the Board, President and Chief Executive Officer, Dr. Shrader, is the sole owner. The payments we made to the affiliate of Dr. Shrader for such use were based on the market rate charged to third parties for use of the aircraft. In addition, we recorded expenses of $30,635 in fiscal 2013 for technical consulting services incurred by such affiliate in connection with the operation of the aircraft and paid by the Company.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. The following discussion of compensation arrangements of our named executive officers for fiscal 2013 should be read together with the compensation tables and related disclosures set forth below. Although this Compensation Discussion and Analysis focuses on our named executive officers for fiscal 2013, the structure of our compensation programs is consistent for all Executive and Senior Vice Presidents.
Our named executive officers for fiscal 2013 were:

Name	Title
Dr. Ralph W. Shrader	Chairman, Chief Executive Officer, and President
Samuel R. Strickland	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Francis J. Henry, Jr.	Executive Vice President
Joseph W. Mahaffee	Executive Vice President
John D. Mayer	Executive Vice President
John M. McConnell	Executive Vice President and Vice Chairman

Compensation Philosophy
Our executive compensation programs are based on the core belief that:

•	Transparency and collaboration increase overall performance.

•	Executive performance must be measured over both a short- and long-term horizon in order to maximize stockholder value creation.

•	Although we are a corporation, we use a partnership-style culture and compensation model which fosters internal collaboration through a single profit center and a firm-wide compensation pool.

The compensation of our named executive officers is performance-based and centered around a single profit center and firm-wide compensation pool. As further described below, each of our executives (including the named executive officers), which we define to include our Executive Vice Presidents and Senior Vice Presidents, were assigned to one of six cohort levels (plus a separate and distinct level for our Chief Executive Officer), and all executives within each level are provided the same number of “points” and receive the same compensation. The separate level for our Chief Executive Officer is assigned 10% more points than executives in the highest cohort level, recognizing the Chief Executive Officer's unique role. Executives progress upward through the levels based on their competencies and performance over time. This distinctive system allows us to motivate our executives to act in the best interests of the firm through an emphasis on client service and by encouraging the rapid and efficient allocation of our people across markets, clients and opportunities.

Utilizing this philosophy, our executive compensation program has been designed to:

•	Attract, motivate and retain executives of outstanding ability to meet and exceed the demands of our clients;

•	Focus on optimizing stockholder value and fostering an ownership culture; and

•	Create appropriate firm-level rewards and penalties for exceeding or falling short of performance targets.

Setting Executive Compensation

Our compensation program allows us to attract and retain top tier talent and provide significant incentives for exceeding our performance targets, while also providing significant penalties for under-performance. The Chief Executive Officer, Chief Personnel Officer, Chief Financial Officer and Chief Operating Officer together recommend the target compensation for each level by reviewing historical compensation and considering factors such as projected financial performance, growth, and market conditions for the coming fiscal year. The recommendation is then reviewed with the Company's Executive Management Committee. The result is the dollar value per point multiplied by the number of points assigned to each executive to determine target compensation. Based upon their collective experience and reasoned business judgment, our Compensation Committee considers the recommendation from management and approves the final targeted monetary value per point. Sustained individual performance is rewarded through accelerated progression through the levels as evidenced in each executive's performance assessment.

Benchmarking Compensation

We use relevant quantitative and qualitative measures to evaluate compensation for the fiscal year based on overall performance objectives and broad market parameters to include:
•Peer Market Analysis (from proxy statements of peer companies); and

•	Technical Industry Market Survey Analysis (cross industry surveys for companies of similar size).

Our management consults with Mercer HR Consulting, which provides peer group analysis of market position and executive compensation design. For fiscal 2013, peer comparisons were performed against eleven companies which were selected based on similarities to the Company in size and/or industry as well as operational similarities. The selected companies were Accenture, ICF International, SAIC, ManTech, CACI International, IBM (Global Business Services), Lockheed Martin (Information Systems & Global Solutions), SRA International, Deloitte, KPMG, and PricewaterhouseCoopers. In addition, management obtains market analysis and executive compensation survey data from nationally recognized survey providers, including Towers Watson Top Management Survey and Towers Watson Professional Services Executive Survey. Salary, cash incentive compensation and long-term stock incentives are considered in these analyses; however, we do not use survey data to set compensation; instead, we use it to confirm that our compensation is within a competitive range.
Compensation Elements

Our executive compensation consists of the following components, which are designed to provide a mix of fixed and at-risk compensation that is heavily tied to the achievement of our short and long-term financial goals and designed to promote a long-term career with the Company:

Element	Objective
Base Salary	Reflects the requirements of the marketplace to attract and keep our executive talent
Annual Incentives	Rewards our executives for performance against key operational and financial targets
Long Term Equity Incentives	Rewards our executives for growing our Company over the long term and aligns their interests with our shareholders
Benefits	Provides for the health and welfare of our executives
Retirement Benefits	Promotes long term commitment of our executives to the Company and builds financial security

A substantial amount of each executive's total annual compensation opportunity, including base salary and annual incentives, is at-risk and is directly tied to our annual financial performance. Our Chief Executive Officer and each of the other named executive officers' target annual compensation mix is approximately 51% base salary and approximately 49% tied to our performance. The 49% is at risk based on annual performance targets and is delivered in a mix of cash and restricted stock as described below.
Base Salary

For fiscal 2013, base salary was set at $2,500 per point and paid monthly. The base salary per point has remained constant for the past 6 years, and is expected to remain the same for fiscal 2014. For fiscal 2013, each of our named executive officers earned the base salary set forth in the “Salary” column of the Summary Compensation Table.
Annual Incentive

The annual incentive portion of our executives' compensation is provided through our annual bonus program, which is delivered in cash and restricted stock, based on achievement of the Company's performance target metric with upward or downward adjustments for exceeding or falling below the targets. The performance target metric is

“Bonus EBITDA” (as defined below) and is set at or near the beginning of each fiscal year. The annual incentive is based on actual Bonus EBITDA as compared to the target Bonus EBITDA. Payment of the annual incentive payments at target levels would generally occur when actual Bonus EBITDA is equal to the target Bonus EBITDA. A portion of any variance between target and actual Bonus EBITDA is reflected as an adjustment to the pool of funds available for the annual incentive payment, or the bonus pool. The amount of the adjustment is determined by the Compensation Committee in its sole discretion. A positive variance between the target and actual Bonus EBITDA would generally result in an increase in the bonus pool and a negative variance would generally result in a decrease in the bonus pool.

Bonus EBITDA is defined as our consolidated earnings before subtracting interest, taxes, depreciation, amortization, stock-option based and other equity-based compensation expenses, management, transaction and similar fees paid to the principal stockholders or their affiliates, as reflected on our audited consolidated financial statements for such fiscal year, and adjusting for certain extraordinary and non-recurring items as determined by the Compensation Committee. We base the annual incentive portion of our executives' compensation on Bonus EBITDA, because we believe it is a direct reflection of the cash flow and operating profitability of our business and represents the element of our performance that executives can most directly impact through their management of the business.

Our Compensation Committee reviews the Bonus EBITDA result and approves any adjustments to the plan bonus pool based on year end operating results. The final bonus pool as approved by our Compensation Committee is distributed to our executives on a consistent per point basis.

FY13 Target Bonus EBITDA	$527.2 million
FY13 Actual Bonus EBITDA	$553.2 million

The target bonus pool for the achievement of fiscal year 2013 target Bonus EBITDA was $32.5 million. Based upon the actual results, the Compensation Committee approved a bonus pool of $45.7 million.

Annual Incentive - Cash Component

The cash component of the annual incentive is the same for each executive within the same level. For the named executive officers, 55% of the annual incentive is provided in cash with the remainder delivered in restricted stock as described below. Executives who retire or otherwise terminate employment before the issuance of the equity portion of the annual bonus and under circumstances that entitle them to a full or pro-rated bonus will be paid their annual bonus entirely in cash.

Annual Incentive - Equity Component

The equity component of the annual incentive award is granted in restricted stock and vests ratably over three years, subject to certain exceptions. The equity portion is intended to more closely align our compensation program with market practices and enable executives to own meaningful amounts of our company stock.

For the named executive officers, 45% of the annual incentive is delivered in the form of restricted stock. The Company determines the number of shares of restricted stock to be granted to each executive by multiplying the total annual bonus amount by 45% and then applying a 20% premium to reflect the decreased liquidity and increased risk associated with the restricted stock. The resulting amount is divided by the fair market value of our stock on the date of grant to determine the number of shares granted.

Annual Incentive - Fiscal 2013 Payments

The cash payments received by each of our named executive officers for fiscal 2013 is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The equity grants for fiscal 2012 performance granted in fiscal 2013 are reflected in this year's “Stock Awards” column of the Summary Compensation Table. The equity grants for fiscal 2013 performance granted in fiscal 2014 will be reflected in next year's “Stock Awards” column of the Summary Compensation Table. Total payments for fiscal 2013 for each of our named executive officers under the annual performance program are reflected below:

Name	Total Annual Incentive ($)	Amount Paid in Cash ($)	Amount to be Delivered in Restricted Stock[1] ($)
Dr. Ralph W. Shrader	1,113,210	612,266	601,133
Samuel R. Strickland	1,005,480	553,014	542,959
Francis J. Henry, Jr. [2]	790,020	790,020	—
Joseph W. Mahaffee	790,020	434,511	426,611
John D. Mayer	790,020	434,511	426,611
John M. McConnell	1,005,480	553,014	542,959

(1)	Includes 20% premium.

(2)	Mr. Henry retired on April 1, 2013 and annual incentive was paid entirely in cash.

Long Term Incentives

We believe that our executives should hold meaningful amounts of equity to align their interests to those of our stockholders, and, accordingly, long-term equity compensation is an important component of our compensation program. Our long-term incentive program consists of awards of stock options to our executives under the Equity Incentive Plan. We believe stock options further our objective of aligning the interests of our executives with those of our stockholders by providing our executives with a continuing stake in our long-term success and by rewarding them based on the future growth in our equity value. We award stock options only upon hire of an executive and/or upon promotion, so that each executive within the same level would receive the same number of options and total compensation. We do not grant stock options on an annual basis.

The terms of the options granted to our named executive officers under the Equity Incentive Plan were negotiated between members of management and Carlyle at the time Carlyle acquired a majority equity interest in our company. A portion of the options vest based on continued service and the remainder vest based on achievement of EBITDA and cumulative cash flow performance goals.

The EBITDA target for option vesting for fiscal 2013 was $413.8 million, with the annual target level increasing by 12% each year thereafter. The annual cash-flow target for fiscal 2013 before adjustment was $267.6 million, with future annual targets increasing by approximately 12% per year, and subject to upward or downward adjustments for changes in net revenue growth.

For purposes of the options, “EBITDA” is calculated in the same manner as Bonus EBITDA under the annual performance bonus program; and “cash flow” means (i) EBITDA for a fiscal year less (ii) the increase in adjusted working capital (accounts receivable (net) less accounts payable, less other accrued expenses) in the fiscal year (which may be a positive or a negative number) less (iii) any overruns in the annual budget for capital expenditures in the financial plan approved by the Board for that fiscal year. For options granted on or after February 23, 2012, vesting will be time-based over 5 years.
Benefits and Perquisites

Our employees are eligible to participate in a full complement of benefit plans. Our executives also participate in enhanced medical and dental plans, life insurance, AD&D and personal liability coverage at the Company's expense. Our executives receive perquisites including initiation fees for club memberships and reasonable dues on an annual basis, up to $15,000 per year for financial counseling, up to $7,500 every three years to update an estate plan, up to $3,000 for preparation of estate plans following relocation to a new tax jurisdiction and a one-time reimbursement of up to $5,000 for retirement financial planning. We believe that our executive benefits and perquisite programs are reasonable and commensurate with benefits and perquisites provided to executives of similarly situated companies within our industry, and are necessary to sustain a fully competitive executive compensation program. For more detail on the perquisites that our named executive officers receive, see footnote 6 to the “Summary Compensation Table” below.
Other Payments

Some of our executives received options in 2008 pursuant to our Officers' Rollover Stock Plan to replace compensatory stock options previously granted by our predecessor. Holders of these options received dividend equivalent rights in connection with the payment of certain special dividends. The dividend equivalent rights entitle the executive to receive a cash payment on the option's fixed exercise date. The amount of the cash payment is based on the difference between adjustments made to the option exercise price in connection with the special dividends and the amount of the special dividends. The amount of the dividend equivalent payment credited for the two special dividends declared in fiscal 2013 is included in the Non-Qualified Deferred Compensation Table.

In connection with the payment of the $1.50 special dividend in fiscal 2013, holders of outstanding options granted pursuant to our Equity Incentive Plan received dividend equivalent rights. The dividend equivalent rights entitle the executive to receive, on the option's fixed vesting date, a cash payment based on the amount of the special dividend, subject to vesting of the related option. In connection with the payment of the $6.50 special dividend in fiscal 2013, holders of outstanding options granted in 2008 and 2009 pursuant to our Equity Incentive Plan received dividend equivalent rights. The dividend equivalent rights entitle the executive to receive, on the option's fixed vesting date, a cash payment based on the amount of the special dividend, subject to vesting of the related option. The amount of the dividend equivalent payment credited for the two special dividends declared in fiscal 2013 is included in the “Other Compensation” column of the Summary Compensation Table.

In connection with the payment of the $6.50 special dividend in fiscal 2013, holders of certain options granted in 2010 and later pursuant to our Equity Incentive Plan received an adjustment in their exercise price calculated in accordance with IRS rules and regulations based on a comparison of the closing price on the payment date (August 31, 2012) to the opening price on the next trading day (September 4, 2012) with the difference being the amount of the adjustment. The adjusted exercise price is reflected in the Outstanding Equity Awards at Fiscal Year-End Table.
Defined Contribution Retirement Plan and Other Retirement Benefits
We provide retirement benefits to our executives (including our named executive officers) in order to help them build financial security for retirement, while allowing them to direct the investment of their retirement savings as they choose. All employees, including our executives, are automatically eligible to participate in the tax-qualified Employees' Capital Accumulation Plan, or ECAP, our 401(k) plan. We fund contributions to ECAP annually for each of our named executive officers. In addition to contributions made to the tax-qualified ECAP, executives receive a cash payment equal to a percentage of eligible compensation in excess of the eligible compensation limit of the Internal Revenue Code, plus an additional 23% investment incentive, which is intended to supplement the retirement plan contribution. Each executive also receives a cash payment that is equivalent to the annual tax-deferred contribution he or she is permitted to make to ECAP under the Internal Revenue Code.

We provide additional retirement benefits to our executives (including our named executive officers) in order to provide them with additional security in retirement and promote a long-term career with our company. Our executives participate in the Officers' Retirement Plan, under which the executive may retire with full benefits after a minimum of either (x) age 60 with five years of service as an executive or (y) age 50 with ten years of service as an executive. An eligible executive who retires and does not receive severance benefits is entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. Our retirees are also eligible to receive comprehensive coverage for medical, pharmacy and dental health care. The premiums for this health care coverage are paid by the Company.
Frequency of Advisory Vote to Approve Executive Compensation

At the 2011 Annual Meeting of Stockholders, over 99% of the votes cast were in favor of our executive compensation structure and the stockholders elected to hold future votes on a three year cycle. The next advisory vote is scheduled for the 2014 Annual Meeting of Stockholders.
Executive Ownership Guidelines

Equity ownership guidelines for all of our executives are in place to further align their interests to those of our stockholders. Each of our executives has five years from the date he or she becomes an executive (or October 1, 2010, if earlier) to achieve equity ownership with a value equivalent to a multiple of his or her base salary. The applicable multiples for our named executive officers are set forth in the following table:

Named Executive Officers:	Ownership Guideline:
Chief Executive Officer	5x base salary
Other Named Executive Officers	3x base salary

In calculating an executive's ownership, Class A Common Stock, Class B Non-Voting Common Stock, and Class C Restricted Stock, vested in-the-money stock options and vested and unvested restricted stock issued under the Equity Incentive Plan, and all stock options issued under the Officers' Rollover Stock Plan will be considered owned by the executive.
Risk Assessment

This year, in connection with our own internal review, we contracted with PricewaterhouseCoopers LLP to conduct a risk assessment of our compensation programs in order to receive an external third-party perspective. Based on our approach of compensating our executives to foster the financial success of the Company as a whole and other elements of our compensation system, our Company's Executive Management Committee and the Compensation Committee of the Board, with the information from the internal and external reviews, concluded that our executive compensation program does not encourage undue risk-taking.
Government Limitations on Reimbursement of Compensation Costs

As a government contractor, we are subject to the Federal Acquisition Regulation, or the FAR, which governs the reimbursement of costs by our government clients. FAR 31.205-6(p) limits the allowability of senior executive compensation to a benchmark compensation cap established each year by the Administrator of the Office of Federal Procurement Policy under Section 39 of the Office of Federal Procurement Policy Act (41 U.S.C. 435). The benchmark cap applies to the five most highly compensated employees in management positions. When comparing senior executive compensation to the benchmark cap, all wages, salary, bonuses and deferred compensation, if any, for the year, as recorded in our books and records, must be included. The current benchmark compensation cap, effective after January 1, 2011 and as published in the Federal Register, is $763,029. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts. The FAR also limits the allowability of reimbursement for non-senior executive compensation. On December 31, 2011 the National Defense Authorization Act for Fiscal Year 2012 (NDAA or Act) was enacted. The Act extends the current executive compensation cap on the five most highly compensated executives to cover all employees of Department of Defense contractors. To date, the FAR has not been amended to impose this limitation.
Policy on Recovering Bonuses in the Event of a Restatement

We have included provisions in our Annual Incentive Plan and our Equity Incentive Plan that provide us with the ability to impose the forfeiture of bonuses and equity compensation and the recovery of certain bonus amounts and gains from equity compensation awarded under those plans in the event of an accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements, individuals subjected to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and, to the extent that, based on erroneous data, any award or payment is in excess of what would have been paid under the accounting restatement during the three-year period preceding the date on which a financial restatement is required, current or former executives, or as otherwise required under applicable laws or regulations. In addition, if an individual engages in certain other misconduct, we have the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to us of any equity award (including gains on the sale of the stock, if any) that vested, was paid or settled in the twelve months prior to or any time after the individual engaged in such misconduct.
Certain Change in Control Provisions

Options and restricted stock awarded under our Officers' Rollover Stock Plan and options granted under our Equity Incentive Plan prior to our initial public offering contain provisions that accelerate vesting in connection with certain change in control events. Under the Officers' Rollover Stock Plan and the Equity Incentive Plan, “change in control” is generally defined as the acquisition by any person (other than Carlyle) of 50% or more of the combined voting power of our company's then outstanding voting securities, the merger of our company if its stockholders immediately prior to the merger together with Carlyle do not own more than 50% of the combined voting power of the merged entity, the liquidation or dissolution of our company (other than in a bankruptcy proceeding or for the purposes of effecting a corporate restructuring or reorganization) or the sale of all or substantially all the assets of our company to non-affiliates. Options and restricted stock granted under the Officers' Rollover Stock Plan vest upon a change in control. Vesting of options granted under our Equity Incentive Plan is accelerated only as a result of events that result in liquidity to Carlyle. These provisions were negotiated at the time of Carlyle's investment in our company and are designed to motivate management to assist our principal stockholders in achieving a favorable return on their investment in our company.

In the event of a change in control, unless the plan administrator determines otherwise, all time- vesting awards under the Equity Incentive Plan will fully vest and a pro-rated portion of outstanding performance-vesting awards will vest based on the performance achieved as of the change in control.

In addition, if during the five year period after a change in control our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).
Policies on Timing of Equity Grants

It is our policy not to time the granting of equity awards in relation to the release of material, non-public information. Accordingly, regularly scheduled awards are permitted to be granted at times when there is material non-public information. We expect that we will generally grant awards to new hires and promotion awards effective at the time of the next scheduled Compensation Committee or Board of Directors meeting, and annual awards in June. In addition, it is our policy not to grant equity awards with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation Committee or our Board of Directors) takes formal action to grant them.
Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. As described above, all of our short-term non-equity incentive compensation is determined based upon the achievement of certain predetermined financial performance goals and follow criteria that generally permit us to deduct such amounts without being subject to limits under Section 162(m). Pursuant to applicable Treasury regulations, Section 162(m) does not apply to compensation paid or stock options or restricted stock granted under the compensation agreements and plans described in our initial public offering prospectus during the reliance transition period ending on the earlier of the date the agreement or plan is materially modified or the first stockholders meeting at which directors are elected during 2014. While we will continue to monitor our compensation programs in light of Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders, particularly as we continue our transition from a private to a public company. As a result, we have not adopted a policy requiring that all compensation be deductible and our Compensation Committee may conclude that paying compensation at levels that are subject to limits under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. Our Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its nonqualified deferred compensation plans to meet these requirements.

Section 280G of the Internal Revenue Code disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. As described above, options and restricted stock awarded under our Officers' Rollover Stock

Plan and options granted under our Equity Incentive Plan have or will contain provisions that accelerate vesting of all or a portion of the awards in connection with a change in control. To the extent that payments upon a change in control are classified as excess parachute payments, our company's tax deduction would be disallowed under Section 280G.

Compensation Tables and Disclosures

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year [1]	Salary	Bonus	Stock Awards [2]	Option Awards	Non-Equity Incentive Plan Compensation [3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [4]	All Other Compensation [6]	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Dr. Ralph W. Shrader Chairman, Chief Executive Officer and President	2013	1,162,500	—	431,385	—	612,266	10,000	1,635,421	3,851,572
	2012	1,162,500	—	376,887	—	439,379	10,000	624,107	2,612,873
	2011	1,162,500	—	—	—	1,081,846	10,000	630,267	2,884,613
Samuel R. Strickland EVP, Chief Financial Officer and Chief Administrative Officer	2013	1,050,000	—	389,640	—	553,014	10,000	2,032,809	4,035,463
	2012	1,050,000	—	340,425	—	396,858	10,100	458,922	2,256,305
	2011	1,050,000	—	—	271,125	977,151	10,000	449,504	2,757,780
Francis J. Henry, Jr. [5] Executive Vice President	2013	825,000	—	306,135	—	790,020	10,000	1,808,953	3,740,108
	2012	825,000	—	267,463	—	311,817	10,000	439,496	1,853,776

Joseph W. Mahaffee [5] Executive Vice President	2013	825,000	—	306,135	—	434,511	10,000	2,210,454	3,786,100
	2012	825,000	—	267,463	—	311,817	10,000	428,573	1,842,853

John D. Mayer [5] Executive Vice President	2013	825,000	—	306,135	—	434,511	10,000	1,940,316	3,515,962
	2012	825,000	—	267,463	—	311,817	10,000	394,076	1,808,356
	2011	825,000	—	—	—	767,762	10,000	357,643	1,960,405
John M. McConnell Executive Vice President and Vice Chairman	2013	1,050,000	—	389,640	—	553,014	11,123	2.666,601	4,670,378
	2012	1,050,000	—	340,425	—	396,858	10,458	539,982	2,337,723
	2011	1,050,000	—	—	—	977,151	10,000	319,696	2,356,847

(1)	Each year is a reflection of our fiscal year which runs from April 1 to March 31. For example, 2013 reflects fiscal 2013 - April 1, 2012 to March 31, 2013.

(2)
This column represents the grant date value of restricted stock granted on June 29, 2012 as part of FY12 annual incentive and the grant date value of restricted stock granted on July 1, 2011 as part of the FY11 annual incentive. See “Compensation Discussion and Analysis - Compensation Elements - Annual Incentive.” The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 17 to our financial statements for the fiscal year ended March 31, 2012 and March 31, 2013, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive.

(3)
This column reflects the cash portion of bonuses under our annual performance bonus plan, which provides awards based on the achievement of corporate performance objectives. The portion of the award paid in cash is reported in the Summary Compensation Table with respect to the year in which the bonus is earned. The portion of the award paid in restricted stock is reported in the Summary Compensation Table with respect to the year in which the restricted stock is granted (which occurs in the following fiscal year). The annual performance bonus plan is described more fully at “Compensation Discussion and Analysis - Annual Incentive.”

(4)	This column reflects the change in value of the cash retirement benefit accrued under the Officers' Retirement Plan for each of our named executive officers.

(5)
Messrs. Henry and Mahaffee were not designated as named executive officers prior to 2012. Mr. Mayer was designated a named executive officer in 2011 but not in 2012. Mr. Mahaffee was an executive officer during the year, but not as of fiscal year-end and otherwise would have qualified as a named executive officer.

(6)	The table below describes the elements included in All Other Compensation.

OTHER COMPENSATION TABLE
Name	Dividend Equivalents on Vested Stock Options [a]	Club Memberships	Financial Counseling	Qualified Company Contributions to 401(k)	Company Non- Qualified Retirement Contributions to Employees [b]	Executive Medical Plan Contributions	Tax Gross-Up [c]	Life Insurance	Other [d]	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
Dr. Ralph W. Shrader	1,120,000	10,593	15,000	32,974	381,534	34,551	8,991	19,803	11,975	1,635,421
Samuel R. Strickland	1,547,500	23,592	25,605	32,974	339,591	34,551	5,866	11,155	11,975	2,032,809
Francis J. Henry, Jr.	1,399,680	4,280	10,000	32,974	255,706	34,551	10,769	10,020	50,973	1,808,953
Joseph W. Mahaffee	1,840,000	9,465	16,555	32,974	255,706	34,551	3,676	5,552	11,975	2,210,454
John D. Mayer	1,547,500	20,225	11,500	32,974	255,706	34,551	9,508	16,377	11,975	1,940,316
John M. McConnell	2,200,000	—	10,000	32,974	339,591	34,551	13,974	21,786	13,725	2,666,601

(a)
In connection with the payment of the $1.50 and $6.50 special dividends in fiscal 2013, holders of certain options granted pursuant to our Equity Incentive Plan received dividend equivalent rights that entitle the executive to receive, on the option's fixed vesting date, a cash payment based on the amount of the special dividend, subject to vesting of the related option. The dividend equivalent earned in connection with the special dividends are included in this column.

(b)
Represents retirement plan contributions paid by the Company to the named executive officer as described above under “Compensation Discussion and Analysis -- Compensation Elements -- Defined Contribution Retirement Plan and Other Retirement Benefits.”

(c)	Includes tax gross-ups relating to life insurance coverage and retirement gift for Mr. Henry.

(d)
Includes: dental, supplemental medical, accident insurance, personal excess liability coverage, estate planning, and milestone anniversary awards. Also includes retirement gift and depreciated value of bestowed office furniture and associated transportation costs for Mr. Henry.

GRANTS OF PLAN BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards; Number of Shares or Stock Units [3]	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	($)	($)	($)	($)	($)	($)
Dr. Ralph W. Shrader	6/29/2012		434,775			426,870		28,232			431,385
Samuel R. Strickland	6/29/2012		392,700			385,560		25,500			389,640
Francis J. Henry, Jr.	6/29/2012		308,550			302,940		20,035			306,135
Joseph W. Mahaffee	6/29/2012		308,550			302,940		20,035			306,135
John D. Mayer	6/29/2012		308,550			302,940		20,035			306,135
John M. McConnell	6/29/2012		392,700			385,560		25,500			389,640

(1)
Reflects the portion of the target bonus levels for fiscal 2013 under our annual performance bonus plan, which provides awards based on the achievement of corporate performance objectives, payable in cash. The annual performance bonus plan is described more fully at “Compensation Discussion and Analysis - Compensation Elements - Annual Incentive.” Non-equity incentive plan awards have no minimum threshold or maximum cap payouts. The actual cash bonuses paid under the plan for fiscal 2013 are reflected in the Summary Compensation Table.

(2)
Reflects the dollar value of the portion of the target bonus levels for fiscal 2013 under our annual performance bonus plan that is delivered in restricted stock, including a 20% premium. Equity incentive plan awards have no minimum threshold or maximum cap payouts. The actual number of shares of restricted stock awarded under the plan with respect to fiscal 2013 performance will be granted in the 2014 fiscal year based on the fair market value of our Class A common stock on the date of grant and will be reflected in the 2014 Summary Compensation Table. The annual performance bonus plan is described more fully under “Compensation Discussion and Analysis - Compensation Elements - Annual Incentive.”

(3)	Reflects the portion of the fiscal 2012 bonus under our annual performance bonus plan delivered in the form of restricted stock in June 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards [2]								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested [5]	Market Value of Shares or Units of Stock That Have Not Vested ($) [6]
Dr. Ralph W. Shrader									41,401	556,429
	111,960	9,350	[1]	12,140	[2]	4.28		11/19/2018
				6,550	[3]	4.28		11/19/2018
		79,401	[4]			0.01		9/15/2013
		59,551	[4]			0.01		9/15/2014
Samuel R. Strickland									37,395	502,589
	—	12,350	[1]	16,040	[2]	4.28		11/19/2018
				8,650	[3]	4.28		11/19/2018
	—	9,000	[1]	11,700	[2]	6.45	[7]	4/29/2020
				6,300	[3]	6.45	[7]	4/29/2020
		66,167	[4]			0.01		9/15/2013
		49,626	[4]			0.01		9/15/2014
Francis J. Henry, Jr.									19,656	264,177
		33,084	[4]			0.01		9/15/2013
		24,813	[4]			0.01		9/15/2014
Joseph W. Mahaffee									29,381	394,881
	183,960	15,350	[1]	19,940	[2]	4.28		11/19/2018
				10,750	[3]	4.28		11/19/2018
		35,120	[4]			0.01		9/15/2013
		26,340	[4]			0.01		9/15/2014
John D. Mayer									29,381	394,881
	147,960	12,350	[1]	16,040	[2]	4.28		11/19/2018
				8,650	[3]	4.28		11/19/2018
	18,000	9,000	[1]	11,700	[2]	6.45	[7]	4/29/2020
				6,300	[3]	6.45	[7]	4/29/2020
		33,084	[4]			0.01		9/15/2013
		24,813	[4]			0.01		9/15/2014
John M. McConnell									37,395	502,589
	253,610	—		—		6.08		5/7/2019

(1)
The options were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, as set forth in the table below. These options fully vest and become exercisable immediately prior to the effective date of certain change in control events.

Name	Option Exercise Price	June 30, 2013	June 30, 2014	June 30, 2015	Total
Dr. Ralph W. Shrader	$4.28	9,350			9,350
Samuel R. Strickland	$4.28	12,350			12,350
	$6.45	3,000	3,000	3,000	9,000
Joseph W. Mahaffee	$4.28	15,350			15,350
John D. Mayer	$4.28	12,350			12,350
	$6.45	3,000	3,000	3,000	9,000

(2)
The options were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, as set forth in the table below, based on achievement of EBITDA performance goals, with the ability to “catch up” on missed goals if (x) the missed performance goal was at least 90% of target level and (y) cumulative EBITDA performance reaches the target cumulative levels during the five-year vesting period. In addition, any unvested options vest immediately prior to the effective date of certain change in control events if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of its invested capital.

Name	Option Exercise Price	June 30, 2013	June 30, 2014	June 30, 2015	Total
Dr. Ralph W. Shrader	$4.28	12,140			12,140
Samuel R. Strickland	$4.28	16,040			16,040
	$6.45	3,900	3,900	3,900	11,700
Joseph W. Mahaffee	$4.28	19,940			19,940
John D. Mayer	$4.28	16,040			16,040
	$6.45	3,900	3,900	3,900	11,700

(3)
The options were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, ratably on June 30 2012 and 2013 based on achievement of cumulative cash flow performance goals, with the ability to “catch up” on missed goals if cumulative achievement reaches the target cumulative levels during the five-year vesting period. In addition, any unvested options vest immediately prior to the effective date of certain change in control events if Carlyle achieves a specified internal rate of return as a result of the event or the investment proceeds to Carlyle are at least a specified multiple of its invested capital.

Name	Option Exercise Price	June 30, 2013	June 30, 2014	June 30, 2015	Total
Dr. Ralph W. Shrader	$4.28	6,550			6,550
Samuel R. Strickland	$4.28	8,650			8,650
	$6.45	2,100	2,100	2,100	6,300
Joseph W. Mahaffee	$4.28	10,750			10,750
John D. Mayer	$4.28	8,650			8,650
	$6.45	2,100	2,100	2,100	6,300

(4)
Options must be exercised between June 30 and September 15 in the year in which the option expires unless a named executive officer receives written consent from the administrator, in which case such options may be exercised through the end of the year in which they expire.

The options were granted pursuant to the Officers’ Rollover Stock Plan to replace compensatory stock options initially granted by our predecessor. In connection with special dividends paid to holders of our common stock in fiscal 2010 and 2013, in accordance with the terms of the Officers’ Rollover Stock Plan, the exercise price per share of each outstanding option was reduced in an amount equal to the reduction in the value of the common stock as a result of each dividend. Because the reduction in share value exceeded the exercise price for certain of the options granted under the Officers’ Rollover Stock Plan, the exercise price for those options was reduced to the par value ($0.01) of the shares issuable on exercise, and the holders became entitled to receive on the option’s fixed exercise date a cash payment equal to the excess of the reduction in share value as a result of the dividend over the reduction in exercise price, subject to vesting and forfeiture on the same terms as the related option. To the extent they become vested, payments of such amounts to our named executive officers will be made as follows:

Name	June 30, 2013 ($)	June 30, 2014 ($)
Dr. Ralph W. Shrader	964,276	723,207
Samuel R. Strickland	798,822	599,116
Francis J. Henry, Jr.	399,411	299,558
Joseph W. Mahaffee	424,591	318,443
John D. Mayer	399,411	299,558
John M. McConnell [a]	—	—
(a) Mr. McConnell does not own any options issued under our Officers' Rollover Stock Plan.
Upon exercise of an option, the named executive officer must sell to us, and we must repurchase, at par value, one share of Class E special voting stock for each option exercised. If the named executive officer fails to complete the purchase of shares on exercise of the options within the time period set forth in the Officers’ Rollover Stock Plan or fails to file an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after exercise, the related shares of common stock will be deemed to have been forfeited by that named executive officer, and the named executive officer must sell to us, and we must repurchase, at par value, the related number of shares of Class E special voting stock held by the named executive officer.

(5)
The named executive officers’ restricted stock vests as set forth in the table below. The restricted stock becomes fully vested upon certain change in control events, unless otherwise determined by our Compensation Committee.

Name	June 30, 2013	June 30, 2014	June 30, 2015
Dr. Ralph W. Shrader	15,994	15,995	9,412
Samuel R. Strickland	14,447	14,448	8,500
Francis J. Henry, Jr.	11,350	11,352	6,679
Joseph W. Mahaffee	11,350	11,352	6,679
John D. Mayer	11,350	11,352	6,679
John M. McConnell	14,447	14,448	8,500

(6)	Market value has been determined based on the fair market value of our stock on March 28, 2013 of $13.44.

(7)	Exercise price reflects adjustment in connection with $6.50 special dividend paid in August 2012.

Option Exercises and Stock Vested Table
The table below provides information on the named executive officers’ restricted stock awards that vested and the stock options that they exercised in fiscal 2013.

OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise [1]	Value Realized on Exercise [2] ($)	Number of Shares Acquired on Vesting [1]	Value Realized on Vesting [3] ($)
Dr. Ralph W. Shrader	79,400.88	1,121,244	6,584.00	100,604
Samuel R. Strickland	232,127.40	2,545,832	5,947.00	90,870
Francis J. Henry, Jr.	208,043.70	2,152,507	4,672.00	71,388
Joseph W. Mahaffee	35,119.62	489,473	4,672.00	71,388
John D. Mayer	33,083.70	464,131	4,672.00	71,388
John M. McConnell	21,390.00	180,104	5,947.00	90,870

(1)	Fractional shares are paid in cash.

(2)	Option Award ($) value realized is based on fair market value less exercise cost at time of exercise.

(3)	Stock Award ($) value realized is based on fair market value on June 29, 2012.

Pension Benefits Table
The Officers’ Retirement Plan is an unfunded defined benefit retirement plan that we maintain for our executives. Under the Officers’ Retirement Plan, if an executive retires of his or her own volition (and is not entitled to severance) after a minimum of either (x) age 60 with five years of service as an executive or (y) age 50 with ten years of service as an executive, he or she will be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate. Currently all of our named executive officers are eligible to receive benefits under the Officers’ Retirement Plan upon retirement.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits [1] ($)	Payments During Last Fiscal Year ($)
Dr. Ralph W. Shrader	Officers’ Retirement Plan	34.5	345,000	—
Samuel R. Strickland	Officers’ Retirement Plan	17.4	174,000	—
Francis J. Henry, Jr.	Officers’ Retirement Plan	14.5	—	145,000
Joseph W. Mahaffee	Officers’ Retirement Plan	14.5	145,000	—
John D. Mayer	Officers’ Retirement Plan	13.5	135,000	—
John M. McConnell	Officers’ Retirement Plan	4.2	40,010	—

(1)
The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Bonus Plan under Statement of Financial Accounting Standards No. 87, using the Accumulated Benefit Obligation with the exception of the retirement rate assumptions. The amounts shown above reflect an assumption that each participant collects his benefit at the earliest age at which an unreduced benefit is available.

Non-Qualified Deferred Compensation

In connection with the payment of each special dividend in fiscal 2010 and 2013, holders of certain options (including some of our named executive officers) granted pursuant to our Officers’ Rollover Stock Plan to replace compensatory stock options initially granted by our predecessor received dividend equivalent rights that entitle the executive to receive, on the option’s fixed exercise date, a cash payment based on difference between adjustments made to the option exercise price in connection with the dividend and the amount of the special dividend. This payment is subject to vesting and forfeiture on the same terms as the related option and is paid in the same calendar year as the related option is required to be exercised. For a description of these dividend adjustment payments, see footnote 4 to the Outstanding Equity Awards at Fiscal Year-End Table above. Vested rights to these cash payments are reflected in the table below.

NONQUALIFIED DEFERRED COMPENSATION TABLE
Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY [1] ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Dr. Ralph W. Shrader	Officers’ Rollover Stock Plan	—	1,746,819	—	964,276	1,687,483
Samuel R. Strickland	Officers’ Rollover Stock Plan	—	1,455,683	—	798,822	1,397,938
Francis J. Henry, Jr.	Officers’ Rollover Stock Plan	—	727,841	—	399,411	698,969
Joseph W. Mahaffee	Officers’ Rollover Stock Plan	—	772,632	—	424,591	743,035
John D. Mayer	Officers’ Rollover Stock Plan	—	727,841	—	399,411	698,969
John M. McConnell [2]	—	—	—	—	—	—

(1) Registrant contributions represent, for each vested stock option issued under the Officers’ Rollover Stock Plan held by the named executive officer on the record date with respect to each special dividend declared since the grant of the option, the difference between the value of the dividend paid and the amount by which the exercise price of the stock option was reduced. Amounts in this column are not included in the Summary Compensation Table.
(2) Mr. McConnell does not own any options issued under our Officers' Rollover Stock Plan.
Employment Arrangements and Potential Payments upon Termination or a Change in Control
We do not have employment or severance agreements with any of our executives. However, consistent with our Transition Policy, which deals with departures other than retirement, death, disability and terminations for cause, each named executive officer is eligible for transition pay equal to one month’s base pay per year of service as an executive, up to a maximum of twelve months’ base pay. Under the terms of our Transition Policy and Retirement Policy, all departure payments and benefits are contingent upon the executives’ signing of an agreement and general release.
Termination Payments
Officers’ Retirement Plan
If our named executive officers retire, they will each be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. In addition, each of our named executive officers and their spouses will be entitled to receive employer-paid retiree medical and dental coverage for life.
Officers’ Rollover Stock Plan
If a named executive officer’s employment is terminated due to the executive’s death, any unvested stock options and restricted stock issued under the Officers’ Rollover Stock Plan will vest and become exercisable. If a named executive officer’s employment is terminated by us without cause, by reason of disability or in a “company approved termination,” awards under the Officers’ Rollover Stock Plan will continue to vest and be exercisable in accordance with the terms of the plan, subject to forfeiture if the named executive officer engages in competitive activity following the termination.

Stockholders Agreement
If a named executive officer’s employment is terminated for any reason, then we may repurchase the common stock that the executive holds and that was issued pursuant to the Equity Incentive Plan at the price set forth in the Stockholders Agreement. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Stockholders Agreement.”
Change in Control Protections
We do not have change in control agreements with any of our employees.
If a change in control occurs, the stock options issued under the Officers’ Rollover Stock Plan will vest. Under the Equity Incentive Plan, if a change in control occurs, outstanding service-vesting options will vest immediately prior to the change in control, unvested performance-vesting options that are scheduled to vest in the year of the change in control, or that are subject to vesting under a catch-up vesting provision, vest immediately prior to the change in control if certain performance conditions are satisfied in the change in control and, unless determined otherwise by our Compensation Committee, restricted stock will vest upon the change in control.
In addition, if during the five year period after a change in control our executives’ retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan during such five-year period and will receive a cash payment equal to the excess of the actuarial cost of the executive’s benefits under the plan that would be accrued on the company’s financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control after giving effect to the termination or modification (but excluding the accrual on the payment itself).
The following table presents potential payments to each named executive officer as if the named executive officer’s employment had been terminated or a change in control had occurred as the last day of fiscal 2013. If applicable, amounts in the table were calculated using $13.44, the closing fair market value of our common stock on March 28, 2013. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally.

	Severance Pay [1]	Equity With Accelerated Vesting [2]	Retirement Plan Benefits [8]	Death and Disability Benefits		Continued Perquisites and Benefits		Total
Name	($)	($)	($)	($)		($)		($)
Dr. Ralph W. Shrader
Death	—	2,243,912	—	2,096,875	[3]	—		4,340,787
Disability	—	—	—	350,341	[4]	381,420	[5]	731,761
Involuntary Termination	1,162,500	—	—	—		411,420	[6]	1,573,920
Retirement	—	—	345,000	—		438,878	[7]	783,878
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	2,725,079	—	—		381,420	[9]	3,106,499
Samuel R. Strickland
Death	—	1,900,527	—	2,087,500	[3]	—		3,988,027
Disability	—	—	—	1,003,504	[4]	572,352	[5]	1,575,856
Involuntary Termination	1,050,000	—	—	—		602,352	[6]	1,652,352
Retirement	—	—	174,000	—		638,374	[7]	812,374
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	2,663,483	—	—		572,352	[9]	3,235,835
Francis J. Henry, Jr. [10]
Death	—	963,146	—	—		—		963,146
Disability	—	—	—	—		—		—
Involuntary Termination	—	—	—	—		—		—
Retirement	—	—	145,000	—		1,043,726	[7]	1,188,726
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	963,146	—	—		—		963,146
Joseph W. Mahaffee
Death	—	1,137,915	—	2,068,750	[3]	—		3,206,665
Disability	—	—	—	2,127,963	[4]	913,724	[5]	3,041,687
Involuntary Termination	825,000	—	—	—		943,724	[6]	1,768,724
Retirement	—	—	145,000	—		989,865	[7]	1,134,865
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	1,927,962	—	—		913,724	[9]	2,841,686
John D. Mayer
Death	—	1,093,850	—	2,068,750	[3]	—		3,162,600
Disability	—	—	—	415,833	[4]	427,108	[5]	842,941
Involuntary Termination	825,000	—	—	—		457,108	[6]	1,282,108
Retirement	—	—	135,000	—		487,848	[7]	622,848
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	1,856,806	—	—		427,108	[9]	2,283,914
John M. McConnell
Death	—	502,589	—	2,087,500	[3]	—		2,590,089
Disability	—	—	—	285,680	[4]	290,738	[5]	576,418
Involuntary Termination	1,050,000	—	—	—		320,738	[6]	1,370,738
Retirement	—	—	40,010	—		351,756	[7]	391,766
Voluntary Resignation	—	—	—	—		—		—
Termination for Cause	—	—	—	—		—		—
Change-In-Control	—	502,589	—	—		290,738	[9]	793,327

(1)
Each named executive officer is eligible for transition pay under our Transition Policy equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of twelve months’ base pay.

(2)
This column includes the value of the equity with accelerated vesting calculated using $13.44, the closing fair market value of our common stock on March 28, 2013, and the value of the deferred cash payment due to the named executive officers as a result of the special dividends paid on July 29, 2009, December 11, 2009, June 29, 2012, and August 31, 2012 as described in footnote 4 to the Outstanding Equity at Fiscal Year-End Table and footnote (a) to the Other Compensation Table above. The accelerated vesting for a change in control is described in more detail under “Change in Control Protections.” In the event of death, all outstanding service-vesting and performance-vesting options immediately vest.

(3)	Each named executive officer has a $2 million life insurance policy. If the death was accidental, an additional $1.5 million would be paid. Survivors also receive one month’s base pay.

(4)
Includes present value of disability insurance payments that cover up to 60% of base salary and bonus with a maximum benefit of $25,000 per month ($300,000/year). The amounts in this column were calculated by valuing the benefit as a standard annuity benefit based on the incidence of disability, using assumptions consistent with FAS 87/106 accounting for our other benefit programs and, for the assumption of a rate of disability, the 1977 Social Security Disability Index table.

(5)
Amount includes actuarial present value of retiree medical benefits. The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Welfare Plan under Statement of Financial Accounting Standards No. 106, using the Accumulated Postretirement Benefit Obligation with an adjustment made to retirement age assumptions as required by SEC regulations.

(6)	Amount includes $30,000 outplacement assistance and retiree medical benefits.

(7)
Amount includes actuarial present value of up to $4,000 per year for financial counseling assistance and retiree medical benefits. The amounts in this column that represent the present value of the financial counseling allowance were calculated with the same assumptions we use to disclose our Retired Officers’ Bonus Plan, consistent with FAS 87, with an adjustment to the rate of retirement; the valuation is based on the discounted value of the full $4,000. The amounts in the column that represent the actuarial present value of retiree medical benefits were calculated as described in footnote 5 above. Includes a retirement gift of $10,000, which is grossed up for taxes. Mr. Henry's amount also includes the depreciated value of bestowed office furniture and associated transportation costs.

(8)	Benefits under the Officers’ Retirement Plan. This amount has been calculated using the methodology and assumptions described in footnote 1 to the Pension Benefits Table above.

(9)
Reflects the present value of the guaranteed benefits and cash payment of the actuarial cost of the executive’s benefits under the executives’ retiree medical plan, assuming that the plan was terminated during the five years following a change in control.

(10)	Mr. Henry retired on April 1, 2013.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Philip A. Odeen (Chairman)
Peter Clare
Ian Fujiyama

AUDIT COMMITTEE REPORT
Management has the primary responsibility for the Company's financial statements and accounting and reporting processes, including the systems of internal accounting control. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon.
The Audit Committee operates under a written charter, which it reviews annually and which is available free to charge on our website, www.boozallen.com. In accordance with its charter, the Audit Committee oversees each of management's and Ernst & Young LLP's performance of its respective responsibilities. As part of this oversight role, the Audit Committee meets throughout the year, separately and together, with each of management, the Company's internal auditors and Ernst & Young LLP. In addition, the Audit Committee has pre-approved all Fiscal 2013 audit and permissible non-audit services provided by Ernst & Young LLP, and the fees for those services.
The Audit Committee has reviewed and discussed with management of the Company and Ernst & Young LLP, the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2013 (the “Audited Financial Statements”).
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communications with Audit Committees.
The Audit Committee has: (i) considered whether non-audit services provided by Ernst & Young LLP are compatible with its independence; (ii) received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence; and (iii) discussed with Ernst & Young LLP its independence. The Audit Committee has reviewed significant audit findings prepared by Ernst & Young LLP, and those prepared by the Company's internal auditors as well as management's responses thereto.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Mark Gaumond (Chairman)
Joan Lordi C. Amble
Arthur E. Johnson

PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES
The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by the independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table presents the Company’s fees for services performed by its principal accounting firm, Ernst & Young LLP, during fiscal years 2013 and 2012.

(Amounts in thousands)	2013	2012
Audit fees(1)	$2,924	$2,935
Audit-related fees(2)	363	78
Tax fees(3)	647	486
All other fees	—	—
Total	$3,934	$3,499

(1)	Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.

(2)	Audit-related fees principally include fees for consultation and audits of employee benefit plans.

(3)	Tax fees principally include domestic and foreign tax compliance and advisory services.
RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as the independent auditors to perform an integrated audit of the Company for the fiscal year ending March 31, 2014. Ernst & Young LLP served as our independent auditors for the fiscal year ending March 31, 2013. Stockholder approval of the appointment is not required.
The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of Ernst & Young LLP, the Audit Committee will reconsider whether to hire the firm and may retain Ernst & Young LLP or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of
Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2014.

OTHER BUSINESS
The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.
PROPOSALS FOR 2014
Under applicable SEC rules and regulations, the Company will review for inclusion in next year’s proxy statement stockholder proposals received by February 21, 2014. Proposals should be sent to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102.
Pursuant to our second amended and restated bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2013 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 containing certain information specified in the bylaws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than April 3, 2014 and no later than May 3, 2014, except that if the date of the 2014 Annual Meeting of Stockholders is changed, and the meeting is held before July 2, 2014 or after October 10, 2014, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.
ANNUAL REPORT FOR 2013
The annual report of the Company on Form 10-K for the fiscal year ended March 31, 2013 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of June 10, 2013, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, please call or write our Secretary at 8283 Greensboro Drive, McLean, Virginia 22102, telephone: (703) 902-5000. If you want to receive separate copies of the proxy statement, annual report to stockholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.
By order of the Board of Directors,
Douglas S. Manya
Secretary
McLean, Virginia
June 21, 2013

Appendix A
Non-GAAP Measures
We publicly disclose certain non-GAAP financial measurements, including Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings Per Share, or EPS, because management uses these measures for business planning purposes, including to manage our business against internal projected results of operations and measure our performance. We view Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of our core operating business, which exclude the impact of the items detailed below, as these items are generally not operational in nature. These non-GAAP measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. We also utilize and discuss Free Cash Flow, because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business, and measuring liquidity generally. We present these supplemental measures because we believe that these measures provide investors with important supplemental information with which to evaluate our performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess our performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in our industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of operating and net income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows, and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to, operating income, net income or diluted EPS, as a measure of operating results, and (iii) use Free Cash Flows in addition to, and not as an alternative to, net cash generated from operating activities as a measure of liquidity, each as defined under GAAP. We have defined the aforementioned non-GAAP measures as follows:

•
“Adjusted Operating Income” represents operating income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. We prepare Adjusted Operating Income to eliminate the impact of items we do not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature.

•
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense, and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual, or non-recurring items. We prepare Adjusted EBITDA to eliminate the impact of items we do not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature.

•
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount, and (v) any extraordinary, unusual, or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. We prepare Adjusted Net Income to eliminate the impact of items, net of tax, we do not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature.

•
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to net income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method as disclosed in the footnotes to the financial statements.

•	“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

A - 1

Below is a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2013	2012	2011
	(Unaudited)
Adjusted Operating Income
Operating Income	$446,234	$387,432	$319,444
Certain stock-based compensation expense (a)	5,868	14,241	39,947
Amortization of intangible assets (b)	12,510	16,364	28,641
Net restructuring charge (c)	—	11,182	—
Transaction expenses (d)	2,725	—	4,448
Adjusted Operating Income	$467,337	$429,219	$392,480
EBITDA & Adjusted EBITDA
Net income	$219,058	$239,955	$84,694
Income tax expense	149,253	103,919	43,370
Interest and other, net	77,923	43,558	191,380
Depreciation and amortization	74,009	75,205	80,603
EBITDA	520,243	462,637	400,047
Certain stock-based compensation expense (a)	5,868	14,241	39,947
Net restructuring charge (c)	—	11,182	—
Transaction expenses (d)	2,725	—	4,448
Adjusted EBITDA	$528,836	$488,060	$444,442
Adjusted Net Income
Net income	$219,058	$239,955	$84,694
Certain stock-based compensation expense (a)	5,868	14,241	39,947
Net restructuring charge (c)	—	11,182	—
Transaction expenses (d)	2,725	—	20,948
Amortization of intangible assets (b)	12,510	16,364	28,641
Amortization or write-off of debt issuance costs and write-off of original issue discount	13,018	4,783	50,102
Net gain on sale of state and local transportation business (e)	—	(5,681)	—
Release of income tax reserves (f)	—	(35,022)	(10,966)
Adjustments for tax effect (g)	(13,649)	(18,628)	(55,855)
Adjusted Net Income	$239,530	$227,194	$157,511
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	144,854,724	140,812,012	127,448,700
Adjusted Net Income Per Diluted Share (h)	$1.65	$1.61	$1.24
Free Cash Flow
Net cash provided by operating activities	$464,654	$360,046	$296,339
Less: Purchases of property and equipment	(33,113)	(76,925)	(88,784)
Free Cash Flow	$431,541	$283,121	$207,555

(a)
Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the Acquisition) under the Officers’ Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.

(b)	Reflects amortization of intangible assets resulting from the Acquisition.

(c)
Reflects restructuring charges of approximately $15.7 million incurred during the three months ended March 31, 2012, net of approximately $4.5 million of revenue recognized on recoverable expenses, associated with the cost of a restructuring plan to reduce certain personnel and infrastructure costs.

(d)
Fiscal 2013 reflects debt refinancing costs incurred in connection with the Recapitalization Transaction consummated on July 31, 2012. Fiscal 2011 reflects debt refinancing costs and prepayment fees incurred in connection with the Refinancing Transaction as well as certain external administrative and other expenses incurred in connection with the initial public offering.

(e)	Fiscal 2012 reflects the gain on sale of our state and local transportation business, net of the associated tax benefit of $1.6 million.

(f)	Reflects the release of income tax reserves.

(g)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(h)	Excludes an adjustment of approximately $9.1 million of net earnings for fiscal 2013 associated with the application of the two-class method for computing diluted earnings per share.

A - 2

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Booz | Allen | Hamilton

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BOOZ ALLEN HAMILTON HOLDING CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) Allan M. Holt
02) Arthur E. Johnson
03) Charles O. Rossotti

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M61246-P41796

BOOZ ALLEN HAMILTON HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
AUGUST 1, 2013 8:00 AM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ralph W. Shrader, Robert S. Osborne and Douglas S. Manya and each of them as proxies, with the power to act without the other, and with the power of substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all shares of stock that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Booz Allen Hamilton Holding Corporation (the "Company"), to be held on August 1, 2013 at 8:00 AM, Eastern Time at the John C. Newman Auditorium, located in the Company's offices at 8283 Greensboro Drive, McLean, VA 22102, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side